UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Sunoco, Inc.

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Sunoco, Inc. 1735 Market Street, Suite LL Philadelphia, PA 19103-7583

NOTICE OF ANNUAL MEETING

Dear Sunoco Shareholder:

On Thursday, May 3, 2007, Sunoco, Inc. will hold its 2007 Annual Meeting of Shareholders at the Moore College of Art and Design, Stewart Auditorium, 20th Street and the Parkway, Philadelphia, PA. The meeting will begin at 9:30 a.m.

Only shareholders who owned stock at the close of business on February 9, 2007 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

1.	Election of a Board of Directors;

2.	Ratification of the appointment of our independent registered public accounting firm for the fiscal year 2007; and

3.	Any other business properly presented at the meeting.

At the meeting we will also report on Sunoco’s 2006 business results and other matters of interest to shareholders.

Your Board of Directors recommends that you vote in favor of proposals 1 and 2 above, which are further described in this proxy statement. This proxy statement also outlines the corporate governance practices at Sunoco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2006 financial statements. We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

For those shareholders who consented to access the proxy statement and Annual Report through our web site (www.SunocoInc.com), we thank you for supporting our cost reducing efforts. For shareholders who may be interested in receiving information electronically in the future, you may indicate your preference when you vote.

The approximate date of mailing for this proxy statement and card as well as a copy of Sunoco’s 2006 Annual Report is March 9, 2007. For further information about Sunoco, please visit our web site at www.SunocoInc.com.

By Order of the Board of Directors,

ANN C. MULÉ

CHIEF GOVERNANCE OFFICER, ASSISTANT GENERAL COUNSEL

AND CORPORATE SECRETARY

MARCH 9, 2007

PROXY STATEMENT

Questions and Answers

1.	Q: Who is entitled to vote?
A:	Shareholders as of the close of business on the record date, February 9, 2007, are entitled to vote at the Annual Meeting.

2.	Q: How do I cast my vote?
A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a bank, broker or other nominee);
(2)	the Internet, at the address provided on each proxy or vote instruction card;
(3)	marking, signing, dating, and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the two proposals; or
(4)	attending the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank or other nominee).

For voting procedures for shares held in the Sunoco, Inc. Capital Accumulation Plan or “SunCAP,” Sunoco’s 401(k) Plan for employees, see Question 8.

If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern U.S. Time, May 2, 2007. Voting instructions from SunCAP participants must be received no later than 9:30 a.m. Eastern U.S. Time on May 1, 2007.

3.	Q: How do I revoke or change my vote?
A:	You may revoke or change your vote by:

(1)	notifying Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary or Sunoco’s designated agent, IVS Associates, Inc., Suite 210, 111 Continental Drive, Newark, DE 19713, in writing at any time before the meeting;
(2)	submitting a later-dated proxy by mail, telephone, or via the Internet; or
(3)	voting in person at the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank, or other nominee).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

4.	Q: Who will count the vote?
A:	Representatives of IVS Associates, Inc., an independent tabulator, will count the vote and act as the judge of election.

5.	Q: Is my vote confidential?
A:	Proxy cards, vote instruction cards, telephone and Internet voting reports, ballots and voting tabulations that identify individual shareholders are returned directly to IVS Associates, Inc. and are handled in a manner designed to protect your voting privacy. As a registered shareholder, SunCAP participant, or Non-Objecting Beneficial Owner, your vote will not be disclosed to Sunoco except: (1) as needed to permit IVS Associates, Inc. to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy or vote instruction card or elsewhere will be forwarded to Sunoco, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

6.	Q: What does it mean if I get more than one proxy or vote instruction card?
A:	If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or vote instruction cards received) to ensure that all of your shares are voted.

7.	Q: How many shares can vote?
A:	As of the February 9, 2007 record date, 121,341,524 shares of Sunoco common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held as of the record date.

8.	Q: How is Sunoco common stock in SunCAP voted?
A:	If your shares of Sunoco common stock are held in custody for your account by the Vanguard Fiduciary Trust Company (“Vanguard”), as trustee for SunCAP, you may vote by instructing Vanguard how to vote your shares pursuant to the vote instruction card that is mailed to you with this proxy statement. If you do not provide voting instructions, or provide unclear voting instructions, then Vanguard will vote the shares in your SunCAP account in proportion to the way the shares of Sunoco common stock are voted by the other SunCAP participants. Voting instructions from SunCAP participants are maintained in the strictest confidence and will not be disclosed to Sunoco except as set forth in those limited circumstances discussed in the answer to Question 5, which apply to all shareholders.

9.	Q: What is a “quorum”? What are the voting requirements to elect directors and to approve any other proposals discussed in the proxy statement?
A:	A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the meeting to be held.

Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast for a director. Sunoco’s Corporate Governance Guidelines, which appear later in this proxy statement, set forth the procedures if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any incumbent nominee for director who does not receive at least a majority of the votes cast must submit his or her resignation to the Board. Any nominee who is not an incumbent and who does not receive at least a majority of the votes cast (but does receive a plurality vote) is deemed to have been elected and to have immediately resigned. The Governance Committee will evaluate the tendered resignation and make a recommendation to the Board. The Board will then make a decision within 90 days after the certification of the election results. Full details of this policy are set forth in the Corporate Governance Guidelines. Proposal 2 must receive more than 50% of the shares voting at the meeting to be adopted. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder, and (2) the broker lacks the authority to vote the shares at his/her discretion. Broker non-votes will not affect the outcome of any of the matters being voted upon at this meeting, and they are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not expressly voted.

10.	Q: Who can attend the Annual Meeting and how do I get a ticket?
A:	All shareholders who owned shares on February 9, 2007 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If your shares are held through a broker and you would like to attend, please write to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

11.	Q: How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the 2007 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card, or your authenticated Internet or telephone proxy, gives authority to John G. Drosdick, Sunoco’s Chairman, Chief Executive Officer and President, and Ann C. Mulé, Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, to vote on such matters at their discretion.

12.	Q: Can I, in the future, receive my proxy statement and annual report over the Internet?
A:	Yes. You can receive this information over the Internet.

(1)	If you are a registered shareholder: You can agree to access the proxy statement and annual report on the Internet in the space provided on your proxy or vote instruction card, on the Internet site, or by telephone. You will be notified when you receive your proxy card that the materials are available on our web site (www.SunocoInc.com). Your choice of electronic delivery will remain in effect until you notify us otherwise by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583.
(2)	If you hold shares through a broker, bank or other nominee: Please refer to the information provided by that entity in the proxy materials mailed to you; or contact your broker or bank and indicate your preference to access the documents on the Internet.

13.	Q: If I am receiving multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
A:	With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Sunoco shareholders reside if we believe they are members of the same family. Each consenting shareholder would continue to receive a separate notice of annual meeting and proxy card. This procedure, referred to as “householding,” would reduce the volume of duplicate information you receive, and would also reduce the Company’s printing and mailing costs. If you are an eligible shareholder and would like to receive only one copy of the proxy statement and annual report, please indicate that on your proxy or vote instruction card, on the Internet site, or by telephone; or contact the Company by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583 or by calling 215-977-6440. Your consent will remain in effect until Sunoco receives contrary instructions from you or other shareholders in your household. Should you revoke your consent, Sunoco will begin sending individual copies of the proxy statement and annual report to you within thirty (30) days of your revocation. Also, if you would like to obtain a separate copy of the proxy statement or annual report, you may direct your request to the address above, or you may call 215-977-6440. If you hold your shares in street name, please contact your broker, bank or other nominee.

14.

Q:             I have Sunoco shares that are held in street name, as do others in my household. We received only one copy of the proxy statement and annual report. What should I do if I would like additional copies of these materials?

A:	Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (see the answer to Question 13). If your family holds Sunoco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker, bank or other nominee. If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker, bank or other nominee. If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker, bank or other nominee, or you may contact the Company by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583 or by calling 215-977-6440.

15.	Q: Does any shareholder own 5% or more of Sunoco’s common stock?
A:	State Street Bank and Trust Company has reported the following ownership of Sunoco’s common stock, as of December 31, 2006. The information below is based on the most recent Schedule 13G filed with the Securities and Exchange Commission, except as otherwise known by the Company.

Shareholder Name and Address	Shares	Percent of Outstanding Shares

State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	7,564,136[1]	6.2%

NOTE TO TABLE:

[1]

According to a Schedule 13G dated February 13, 2007 filed with the Securities and Exchange Commission, State Street Bank and Trust Company, acting in various fiduciary capacities, holds sole voting power over 4,632.920 shares and shared dispositive power over 7,564,136 shares.

16.	Q: When are the shareholder proposals for the 2008 Annual Meeting due?
A:	To be considered for inclusion in next year’s proxy statement, all shareholder proposals must be submitted in writing to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583 by November 17, 2007.

Additionally, Sunoco’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2008 Annual Meeting must be submitted in writing to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, at the above address, by December 31, 2007, and must be accompanied by:

♦	the name, residence and business addresses of the proposing shareholder;

♦	a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker, bank or other nominee and the number of shares held; and

♦	a representation that the shareholder intends to appear in person or by proxy at the 2008 Annual Meeting to present the proposal.

A proposal may be presented from the floor only after Sunoco’s Board of Directors has determined that it is a proper matter for consideration under our bylaws.

17.	Q: What is Sunoco’s process for nominating director candidates?
A:	All of Sunoco’s directors are elected each year by its shareholders at the annual meeting of shareholders. The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of shareholders. The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors of the Company, as well as by shareholders. The Governance Committee is comprised entirely of independent directors, as defined in the New York Stock Exchange listing standards and Sunoco’s Categorical Standards of Independence. The Governance Committee does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. The Governance Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate’s education, experience, independence and other relevant factors, as described under “Director Qualifications” in Sunoco’s Corporate Governance Guidelines (page 12 in this proxy statement) and in the Governance Committee Charter which can be found on Sunoco’s web site at www.SunocoInc.com. The full Board reviews and has final approval authority on all potential director candidates being recommended to the shareholders for election. See the answer to Question 18 below regarding the process for shareholder nominations of director candidates.

18.	Q: Can a shareholder nominate someone to be a director of Sunoco?
A:	As a shareholder, you may recommend any person as a nominee for director of Sunoco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Recommendations must be received by December 31, 2007 for the 2008 Annual Meeting, and must be accompanied by:

♦	the name, residence and business addresses of the nominating shareholder;

♦

a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker, bank or other nominee and the number of shares held, the length of time such shares have been held, and a representation that the shareholder intends to hold such shares through the date of the 2008 Annual Meeting;

♦	a representation that the shareholder intends to appear in person or by proxy at the 2008 Annual Meeting to nominate the individual(s) if the nominations are to be made at a meeting of shareholders;

♦	information regarding each nominee which would be required to be included in a proxy statement;

♦	a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

♦	the written consent of each nominee to serve as a director, if elected.

19.	Q: How can shareholders communicate with Sunoco’s directors?
A:	Sunoco’s Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with any of Sunoco’s directors, any committee chairperson or the Board of Directors by writing to the director, committee chairperson or the Board in care of Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, at Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Communications received are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate Committee chairperson or to all non-management directors.

There were no material actions taken by the Board of Directors during 2006 as a result of communications from shareholders.

20.	Q: How much will this proxy solicitation cost?
A:	Morrow & Co., Inc. was hired by Sunoco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $10,000, plus estimated out-of-pocket expenses of $10,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

21.	Q: Who is soliciting my vote?
A:	Your vote is being solicited by the Board of Directors of Sunoco, Inc. for the 2007 Annual Meeting of Shareholders to be held on Thursday, May 3, 2007 at 9:30 a.m.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than 10% of Sunoco’s common stock to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Sunoco believes that during 2006, all SEC filings of its officers and directors complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required, except that (1) Forms 3, filed on a timely basis on behalf of Michael J. Hennigan, Senior Vice President, Supply, Trading, Sales and Transportation, and Vincent J. Kelley, Senior Vice President, Refining, upon their becoming subject to Section 16 in February 2006, inadvertently failed to include certain common stock units that had been previously awarded, and amendments to the Forms 3 were filed promptly after discovery of the omission, and (2) reports, related to annual director compensation, were filed in January 2007 on behalf of certain of Sunoco’s outside directors (Messrs. Gerrity, Kaiser and Pew and Ms. Fairbairn), which inadvertently were filed late due to an administrative error.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

INTRODUCTION

Sunoco’s corporate governance practices are designed so that qualified directors are elected, that—other than the CEO—Sunoco’s directors are independent directors, and that directors are provided with full and transparent information from management so that the Board can function at a high level. Corporate governance practices are also designed so that full and transparent disclosures are made by Sunoco to its shareholders, the securities markets and the Securities and Exchange Commission.

Sunoco’s Board has been focused on corporate governance practices for many years. Sunoco published its first set of formal corporate governance guidelines in 1998 and has updated and republished these guidelines each year in its proxy statement so that its shareholders would be well informed as to the manner in which Sunoco is governed.

Sunoco’s Board has specifically charged its Governance Committee with the responsibility of keeping up with “best practices” in corporate governance so that Sunoco’s practices can continually be updated. Recognizing that corporate governance is of critical importance to Sunoco and its shareholders and thus merits adequate resources, in 2002 Sunoco’s Board of Directors elected a Chief Governance Officer—a senior level executive whose job duties are dedicated to corporate governance and providing guidance with respect to compliance with the securities laws, rules and regulations, and the New York Stock Exchange Listing Standards. With respect to corporate governance matters, this executive reports directly to the Governance Committee and the full Board to help ensure that governance practices, consistent with Sunoco’s “best practices” philosophy, are implemented over time and in the context of an ever-changing and increasingly complex environment.

The following Corporate Governance Guidelines were adopted by Sunoco’s Board of Directors on February 23, 2007.

ROLE OF BOARD AND MANAGEMENT

Sunoco’s business is conducted by its employees under the direction of the CEO and the oversight of the Board, to enhance the long-term value of Sunoco for its shareholders. The Board is elected by the shareholders to oversee management and to strive to assure that the long-term interests of the shareholders are being served. Both the Board and management recognize that the long-term interests of Sunoco are advanced by responsibly addressing the concerns of other constituencies, including employees, customers, suppliers and the communities in which Sunoco operates.

BOARD COMPOSITION

Annual Director Election:    Each director is elected annually by shareholders for a one-year term. Sunoco does not have a “staggered board.”

Majority Voting Regarding Election of Directors and Director Resignation Policy:    In an uncontested election, if a nominee for director who is an incumbent director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board. In an uncontested election, if a nominee for director who is not an incumbent director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present (but does receive the requisite plurality vote), the nominee will be deemed to have been elected to the Board and to have immediately resigned. For purposes of this Corporate Governance Guideline, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude abstentions with respect to that director’s election (to the extent that abstentions are permitted). In a contested election, directors shall be elected by plurality vote.

To be eligible to stand for election, each person who agrees to be nominated must also agree, in writing, to be bound by the provisions of this section entitled “Majority Voting.”

The Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance Committee or the decision of the Board with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

If a director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent is deemed to have been elected and to have immediately resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article I, Section 2 of Sunoco’s Bylaws or may decrease the size of the Board pursuant to the provisions of Article I, Section 1 of Sunoco’s Bylaws.

This Corporate Governance Guideline will be summarized or included in each proxy statement relating to an election of directors of Sunoco.

Director Independence:    A director is “independent” only if he or she is a non-management director and is free of any direct or indirect material relationship with Sunoco or its management. Except for Sunoco’s Chairman and CEO, all current directors meet the “independence” standards of the New York Stock Exchange Listing Standards and Sunoco’s Categorical Standards of Independence set forth below.

Categorical Standards of Independence:    To be considered “independent”, a director must be determined by resolution of the full Board, after due deliberation, to have no direct or indirect material relationship with the Company. In making this determination, the Board, through its Governance Committee, shall consider all relevant facts and circumstances, and shall apply the following standards to assist the Board when assessing the independence of a director:

a.	A director will not be considered “independent” if:

(i)	the director is, or within the last three years was, employed by the Company or any of its subsidiaries;
(ii)	an immediate family member of the director is, or has been within the last three years, employed by the Company as an executive officer;

(iii)	the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided it is not contingent on continued service);
(iv)	an immediate family member of the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided it is not contingent on continued service);
(v)	the director is a current partner of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the Company’s audit within that time;
(vi)	an immediate family member of the director is a current partner of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time;
(vii)	the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
(viii)	an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(i)	if a director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount, which, in any of the last three fiscal years, did not exceed the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;
(ii)	if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than two percent (2%) of the total consolidated assets of either company; or
(iii)	if a director is an executive officer of a tax-exempt organization, and the Company or the Sunoco Foundation made, within the preceding three years, discretionary contributions that in any single fiscal year were less than the greater of $1 million or two percent (2%) of the tax-exempt organization’s consolidated gross revenues, as determined from the tax-exempt organization’s latest publicly available financial information.

c.	The following relationships are not material and do not impair a director’s independence:

(i)	a director or his immediate family members purchasing gasoline, heating oil, or other products or services of the Company, all on terms and conditions similar to those available to Company employees or other third parties (including, but not limited to, prices and discounts).

d.	An Audit Committee member may not have a direct or indirect financial relationship with the Company or any of its subsidiaries (i.e., accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

e.	An Audit Committee member may not be an “affiliated person” of the Company or any of its subsidiaries. “Affiliated person” is defined in Rule 10A-3 of the Securities Exchange Act of 1934 to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

f.	With respect to any relationship not covered by paragraphs “a”, “b” and “c” above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth in paragraphs “a” and “b” above. The Company will describe and explain in the next proxy statement the basis for any determination by the Board of Directors that a relationship is not material despite the fact that it does not meet the categorical standards set forth in paragraph “b” above. The Company will also disclose and explain the basis for any determination of independence for a director that does not meet the criteria in paragraphs “a” and “b” above.

Board Size and Mix:    Annually by resolution, Sunoco’s Board fixes the number of directors that will constitute the Board for the following year. The Board believes that a board size of between 10 and 12 directors is the ideal size for Sunoco, although at times the size may vary due to transition periods for new directors in anticipation of planned director retirements.

Director Qualifications:    The Governance Committee and the full Board of Directors considers, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

a.	A director is nominated based on his or her professional experience. He or she should be accomplished and have recognized achievements in his or her respective field.

b.	A director should have relevant education, expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

c.	A director should possess high personal and professional ethics, integrity and values.

d.	A director must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind.

e.	A director must be willing to devote sufficient time and effort to carrying out his or her duties and responsibilities effectively.

f.	All of the directors, except for the Chief Executive Officer, should be “independent,” as outlined in Sunoco’s Categorical Standards of Independence.

g.	A director should have the ability to work effectively with others.

h.	The Board generally seeks active or former chief executive officers or senior level executives of public companies, or leaders of major complex organizations, with experience at a strategy/policy setting level or with high level management experience.

i.	The Board of Directors seeks qualified individuals who, taken together, represent a diversity of skills, backgrounds and experience, including ethnic background, gender and professional experience.

j.	The Board, through the Governance Committee, assesses which functional skills or areas of expertise are needed to round out the existing collective strengths of the Board as part of its director selection process.

k.	A director will not be nominated for election after his or her 72nd birthday.

Director Candidate Selection:    All of Sunoco’s directors are elected each year by its shareholders at the annual meeting of shareholders. The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of shareholders. The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors of the Company, as well as by shareholders. The full Board reviews and has final approval authority on all potential director candidates being recommended to the shareholders for election.

Changes to a Director’s Current Position:    If the primary position held by an independent director at the time of election (including retirement) changes, he or she must offer to tender his or her resignation as a director to the Governance Committee.

Service by Independent Directors on Other Boards and Other Audit Committees:

➢

Other Boards. Sunoco does not limit the number of other public company boards on which an independent director may serve. However, Sunoco does expect all directors to devote sufficient time and effort to their duties as a Sunoco Board member. This is a factor that is considered in the annual individual director evaluation process.

➢	Other Audit Committees. As a general rule, Sunoco’s independent directors are expected to serve on not more than two other public company audit committees in addition to Sunoco’s.

Prior to joining the board of another public company, as well as the board of any non-public, for-profit company, directors are required to advise Sunoco’s Governance Committee so that a review can be performed to ensure there are no conflicts or other issues.

Service by CEO on Other Boards:    The CEO must obtain the approval of the Governance Committee prior to accepting an invitation to serve on the board of another public company. The Governance Committee is of the view that the CEO should be limited to two outside public company directorships in addition to board service on Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. Sunoco’s Board is of the view that service on the Sunoco Partners LLC board should not be considered an “outside public company directorship” because it is part of the responsibilities of Sunoco’s CEO to spend time overseeing each of Sunoco’s business units regardless of the corporate structure of those entities.

The CEO may not serve on the board of a company on which a Sunoco independent director serves as an officer.

Retirement Age:    Sunoco’s independent directors retire from the Board at the annual meeting following their 72nd birthday. Because Sunoco’s Board has adopted a mandatory retirement age and because Sunoco’s Governance Committee annually performs an individual director evaluation for each director prior to recommending his or her nomination for election by the shareholders, the Board has decided not to adopt term limits for its directors.

No Former CEO on Board:    It is Sunoco’s policy that when the CEO retires from Sunoco, he or she must also resign from the Board at that time.

BOARD OPERATIONS

Board Leadership:    Sunoco’s CEO also holds the position “Chairman of the Board.” Sunoco’s Chairman and CEO is not a member of any standing Board committee, other than the Executive Committee. Sunoco believes the unified position of Chairman and CEO serves the corporation well because the remainder of Sunoco’s non-management directors, who are all independent, have many opportunities to be involved with the agenda setting process and to significantly influence the Board process.

➢

Executive Sessions. Executive Sessions of only non-management directors are regularly scheduled at the conclusion of each board meeting. A “Presiding Director” leads each Executive Session and is responsible for leading and facilitating the agenda and discussions at these sessions. Sunoco’s non-management directors each serve as Presiding Director for an Executive Session on a rotating basis. The Presiding Director’s other duties include (i) serving as liaison between the Chairman and the independent directors; and (ii) coordinating and developing future executive session meeting agendas and schedules and soliciting input for future Board and Committee meeting agendas and schedules, as appropriate, as well as seeking from the non-management directors any items and/or matters that warrant follow-up. The Presiding Director has the responsibility of providing appropriate comments, suggestions and other information to the Chairman and CEO after each Executive Session.

➢

Independent Director Only Meetings.    In addition to the Executive Sessions, two separate meetings of non-management directors are held each year. The Chair of the Governance Committee leads these meetings and is responsible for agenda preparation. The Chair of the Governance Committee is also responsible for leading the non-management directors in the CEO evaluation and the Board self-evaluation.

Board Meetings:    Sunoco’s Board usually meets seven times per year in regularly scheduled meetings, but meets more often if necessary. Six of these regularly scheduled meetings occur over a two-day period, including Committee meetings. During these meetings, strategic and other issues, as well as major corporate actions are reviewed and approved. In addition, annually, the Board meets over a longer period to summarize, review and approve strategic and other issues.

Meeting Agendas:    The Chairman and CEO establishes a preliminary agenda for each Board meeting. Any director may request items to be included on the agenda.

While the Board believes that a carefully planned agenda is important for effective Board meetings, the agenda is flexible enough to accommodate new developments. Ample time is scheduled at each Board meeting to assure full discussion of important matters. Agendas, in addition to including financial and operating reports, also include other reports, such as current issues that could affect Sunoco’s short-term and/or long-term strategy and business, critical measures and comparisons, and other types of presentations that could enhance a director’s perspective on various matters. Management presentations are scheduled to permit a substantial proportion of Board meeting time to be available for discussion and comments.

The Corporate Secretary maintains a list of recurring agenda items and the timing of such agenda items throughout the year. This list is circulated to all Board members, who are free to add additional agenda items.

Information Flow:    Board members receive agendas and other information well in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting.

Information is provided from a variety of sources, including management reports, periodic SEC reports, a comparison of performance to operating and financial plans, reports on Sunoco’s stock performance and operations prepared by third parties, and articles from various business publications.

In many cases, significant items requiring Board approval may be reviewed and discussed at one or more meetings and voted upon in subsequent meetings.

Regular Attendance of Non-Directors at Board Meetings:    Board meetings generally begin in executive session with only Board members and Sunoco’s General Counsel and its Corporate Secretary in attendance. Thereafter, the Board meets in plenary session joined by the other Sunoco senior executives. At each meeting, various senior executives report to the Board on their respective areas of responsibility. At times, other Sunoco personnel are asked to make specific presentations to the Board.

New Director Orientation:    Sunoco’s new directors are required to attend orientation sessions which include receiving and reviewing extensive materials relating to Sunoco’s business and operations, visiting Sunoco facilities and meeting key personnel. The orientation also includes an overview of Sunoco’s strategic plan, goals and objectives, governance practices, disclosure procedures and practices, compensation philosophy and an overview of Sunoco’s investor relations program.

New directors attend meetings of all Board committees to acquaint them with the work and operations of each committee. After this rotation, new directors are assigned to particular committees. The new members attend committee orientation sessions. These sessions are designed to educate new committee members in helping them understand the substantive responsibilities of the committee.

Ongoing Director Education:    Sunoco conducts ongoing training or continuing director education for its Board members. In addition to plant and site visits, Sunoco has an ongoing program of continuing director education on emerging issues and topics designed to educate and inform directors in discharging their duties. Sunoco is supportive of, and reimburses its directors for, attending qualified third-party director education programs.

Performance Evaluations:    Sunoco’s Board has a three-tier performance evaluation process which enables continuous improvements at all three tiers.

➢	Full Board Evaluation. The Board, through the Governance Committee, conducts an annual evaluation of how it is functioning as a whole. The results are reviewed with the Board.

➢	Committee Evaluation. Sunoco’s individual committees conduct annual self-evaluations. The results are reviewed with each committee and with the Board.

➢

Individual Director Performance Evaluation.    Individual director evaluations are conducted annually by the Governance Committee. The Chair of the Governance Committee meets confidentially with each director to provide feedback.

BOARD STRUCTURE

Committees of the Board:    The full Board makes all decisions of major importance to Sunoco. The Board has established five standing committees so that certain areas can be addressed in more depth.

Committee Structure:    Sunoco’s five standing committees are: the Audit Committee, the Compensation Committee, the Governance Committee, the Public Affairs Committee, and the Executive

Committee. Each Committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants at the expense of Sunoco. The current charters of each committee are published on Sunoco’s website and will be mailed to shareholders upon written request. A summary of the responsibilities of each of the committees follows:

➢

Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of Sunoco’s financial statements and disclosures and other internal control processes and Sunoco’s compliance with ethics policies and legal and regulatory requirements. This Committee prepares a report that is included in Sunoco’s proxy statement. The Committee appoints, retains, compensates, terminates and oversees the work of, and evaluates the independence and ability of, the independent registered public accounting firm, as well as selects and evaluates Sunoco’s General Auditor. The Committee also provides oversight on Sunoco’s guidelines and policies with respect to business risk matters and other matters deemed appropriate by the Committee. The Committee establishes procedures for handling complaints, including the anonymous, confidential treatment of complaints regarding Sunoco’s accounting, internal accounting controls or auditing matters.

➢

Compensation Committee.    The Compensation Committee reviews and approves Sunoco’s compensation philosophy, reviews and recommends Board approval of Sunoco’s short- and long-term incentive plans, and reviews and approves the executive compensation programs and awards. The Committee determines and approves CEO compensation and the compensation of the other senior executive officers. The Committee reviews and discusses with management the Compensation Discussion & Analysis (the “CD&A”) required by the Securities and Exchange Commission and recommends to the Board that the CD&A be included in the Company’s proxy statement. The Committee produces an annual compensation committee report for inclusion in Sunoco’s proxy statement. The Committee also reviews the general employee pension and employee welfare benefit plans, as appropriate.

➢

Governance Committee.    The Governance Committee reviews the role, composition and structure of the Board and its committees, focusing on—among other things—the independence requirements as set forth in the New York Stock Exchange Corporate Governance Listing Standards and in Sunoco’s Categorical Standards of Independence. The Committee reviews and approves related person transactions in accordance with Sunoco’s Related Person Transactions Policy. The Committee reviews and evaluates individual Board members each year prior to recommending the annual directors’ slate for election by shareholders at the Annual Meeting. The Committee identifies and reviews qualified individuals as potential new director candidates. Additionally, the Committee sets and administers policies governing the level and form of directors’ compensation.

The Governance Committee monitors and reviews corporate governance issues, emerging trends and “best practices” and has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines.

➢

Public Affairs Committee.    The Public Affairs Committee reviews Sunoco’s policies, practices and performance in the areas of environmental protection, health and safety, equal employment opportunity and diversity practices, government affairs and corporate charitable contributions. The Committee assesses Sunoco’s performance as a responsible corporate citizen and keeps the Board apprised of Sunoco’s relationship with its constituencies. The Committee reviews management’s position on important public affairs issues, and assures that Sunoco addresses critical public affairs issues from a perspective that considers the interests of Sunoco’s various constituencies. The Committee also assumes oversight responsibility for the resolution of significant complaints from shareholders, and the proper handling of shareholder proposals that concern topics within its purview for inclusion in Sunoco’s proxy statement.

➢

Executive Committee.    The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board except for Board actions specifically excluded by law and except that no action shall be taken by this Committee if any member of the Committee has voted in opposition.

Committee Membership:

➢

Independence.    Each committee of the Board, except for the Executive Committee, is composed entirely of independent directors, as defined in the New York Stock Exchange Listing Standards and Sunoco’s Categorical Standards of Independence.

➢

Other Qualifications.    The individual qualifications of committee members are reviewed annually for compliance with the various regulatory requirements mandated for the members of each particular committee. The Governance Committee recommends the members and chairs of the Committees to the Board.

➢

Rotation Policy.    Sunoco’s Board does not have a practice of automatic rotation of committee chairs and members after a set time period. There are many reasons to maintain an individual director on a specific committee, including continuity and subject matter expertise necessary for an effective committee. However, the Governance Committee reviews the strengths and expertise of each director, as well as the current and anticipated needs for each committee and, at times, may rotate members based on committee needs.

Committee Agendas:    Committee agendas are prepared by the Committee Secretary in consultation with the Committee Chair. Annual recurring events for each committee are circulated each year and used as preliminary agenda items. All committee members are free to include additional items on an agenda.

Committee Reporting:    Each Committee Chair reports to the full Board on committee actions in a timely manner, but in no event later than the next Board meeting.

BOARD RESPONSIBILITIES

Review and Approve Sunoco’s Strategic Plan, Annual Operating Plan and Major Corporate Actions:

➢	Annually, the Board reviews and approves Sunoco’s three-year strategic plan and the annual operating plan.

➢	On an on-going basis, the Board reviews and approves all major corporate actions. The Board also reviews political, regulatory and economic trends and developments that may impact Sunoco.

Monitor Sunoco’s Performance:

➢	On an on-going basis during the year, the Board monitors Sunoco’s performance against its annual operating plan and against the performance of its peers.

➢

On a regular basis at Board meetings and through periodic updating, the Board reviews Sunoco’s financial performance with a particular focus on peer and competitive comparisons. These reviews include the views of management, as well as those of key investors and securities analysts.

Evaluate the CEO:

➢	The CEO is the highest-ranking member of the management team. As such, he or she is accountable to the Board for Sunoco’s management and performance.

➢	Annually, the CEO meets with the independent directors to discuss the overall performance and direction of the Company, as well as his or her individual performance.

➢

Following that discussion, the independent directors meet separately, at a meeting which is led by the Chair of the Governance Committee, to evaluate Sunoco’s direction and performance and the individual performance of the CEO.

➢	The results of this evaluation are communicated to the CEO at an executive session of the Board.

Review and Approve Executive Compensation:

➢

The Board, through the Compensation Committee, reviews and approves the compensation plans for senior executives to ensure they are appropriate, competitive and properly reflect Sunoco’s goals and objectives.

➢	Annually, the Compensation Committee develops appropriate goals and objectives for the annual and long term executive incentive plans, which are then reviewed with the entire Board.

➢	The Compensation Committee evaluates the CEO’s performance in determining the CEO’s compensation.

Review and Approve CEO and Management Succession Planning and Development:

➢	The Board plans for succession of the CEO as well as the other senior executive positions.

➢	To assist the Board, the CEO annually provides the full Board with an assessment of senior executives, their potential to succeed him, and future development plans.

➢	The CEO also provides the full Board with an assessment of persons considered potential successors to the senior executive positions and future development plans.

Advise and Counsel Management:

➢

Advice and counsel to management occurs both through formal Board and Committee meetings and through informal, individual director contacts with the CEO and other members of management at various levels throughout the Company.

➢	The information needed for the Board’s decision-making will often be found within Sunoco, and directors have full access to management.

➢	The Board and its Committees have the right to, at any time, retain outside financial, legal or other advisors or consultants at the expense of Sunoco.

Monitor Ethical and Legal Compliance:

The Board, primarily through the Audit Committee, monitors ethical and legal compliance by overseeing the processes which are in place to maintain the integrity of the company—the integrity of the financial statements, and internal control over financial reporting and disclosure controls and procedures, and the integrity of compliance with laws and ethics and with Sunoco’s Code of Business Conduct and Ethics.

BOARD AND EXECUTIVE COMPENSATION PROGRAM

Sunoco maintains fair and straightforward compensation programs at both the Board and executive levels designed to enhance shareholder value.

Director Compensation:

➢	Sunoco’s Governance Committee, which is composed entirely of independent directors, sets and administers the policies that govern the level and form of director compensation.

➢

Sunoco’s Governance Committee and its Board of Directors believe that the compensation program for Sunoco’s independent directors should be designed to attract highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. This compensation philosophy includes providing a competitive level of compensation necessary to attract experienced and qualified individuals.

➢

Sunoco’s Governance Committee directly engages a third-party compensation consultant to advise it on an annual basis as to “best practices” and emerging trends in director compensation. The compensation consultant also benchmarks Sunoco’s director compensation compared to the proxy performance peer group, the oil industry generally and general industry data.

➢

Sunoco’s Governance Committee believes that a substantial portion of the total director compensation package should be in the form of Sunoco common shares and share equivalents in order to better align the interests of Sunoco’s directors with the long-term interests of its shareholders.

➢	In 2003, the Governance Committee recommended, and the full Board approved, the discontinuance of the granting of stock options to the Company’s independent directors as a form of compensation.

➢

In order to further encourage a link between director and shareholder interests, the Committee adopted Director Stock Ownership Guidelines to which members of the Board of Directors are expected to adhere. Sunoco’s independent directors are expected to own shares or share equivalents equal to five times the total annual retainer within five years of joining the Sunoco Board.

➢

In addition to the Director Stock Ownership Guidelines, director-nominees are required to own at least $2,000 worth of Sunoco common shares prior to standing for election as a director for the first time.

➢	Sunoco directors are prohibited from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities.

Executive Compensation:

➢

Sunoco’s Compensation Committee, which consists entirely of independent directors, has the sole authority to and does retain a third-party compensation consultant to assist in the evaluation of CEO and senior executive compensation.

➢

Total compensation for Sunoco’s CEO and the senior executives has been set at median levels for targeted Company performance as determined from an annual review of proxy performance peers, industry peers and general industry data, which is adjusted for each company’s relative revenue base. Actual total compensation has varied based upon Company performance.

➢

Sunoco’s annual incentive program is designed to result in payments that are closely correlated with Sunoco’s earnings, return on capital employed and health, environmental and safety performance. Most Sunoco salaried employees and hourly manufacturing employees have participated in an annual bonus plan utilizing the same performance factors used for the executive annual incentive plan.

➢	Sunoco’s long-term incentive awards have been a mix of stock options and performance-based common stock units that are based on performance factors over a three-year period.

➢	Sunoco’s long-term incentive awards (options and performance units) generally have been granted at a rate of less than 1% of outstanding shares per year.

➢

Under the current long-term incentive plan, stock options have been granted at the fair market value on the date of grant and have become exercisable two years after such date. In addition, the plan prohibits the repricing of out-of-the-money stock options and does not provide for reload options.

➢

Sunoco maintains stock ownership guidelines for its approximately top 40 executives. The amount of stock required to be owned increases with the level of responsibility of each executive, with the CEO expected to own stock with a value at least equal to six times his base salary.

➢

Sunoco employees are prohibited from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities. This does not include Sunoco stock options exercised in accordance with the terms of the Company’s stock option plan.

➢

Sunoco prohibits any executive of the Company from utilizing, engaging, retaining, or hiring the independent registered public accounting firm that has been appointed/engaged by Sunoco’s Audit Committee for personal financial counseling, including tax services.

➢	Sunoco policy prohibits the making of personal loans or extensions of credit to directors or executive officers.

A copy of the Corporate Governance Guidelines can also be found at Sunoco’s web site at www.SunocoInc.com, and a printed copy is available upon request.

Other Governance Matters

Director Independence

Except for the Chief Executive Officer (“CEO”), all of Sunoco’s directors are independent as defined by the New York Stock Exchange (“NYSE”) Corporate Governance Listing Standards, as amended, and by the Company’s Categorical Standards of Independence (the “Standards”), which were recommended by the Governance Committee and adopted by the Board of Directors. The Standards specify the criteria by which the independence of Sunoco’s directors will be determined. When making an independence determination, the Board endeavors to consider all relevant facts and circumstances. In accordance with the Standards, an independent director must be determined by the Board to have no material relationship with the Company other than as a director. The full text of the Standards is included in Sunoco’s Corporate Governance Guidelines under “Categorical Standards of Independence” on pages 13 to 15 of this proxy statement. Sunoco’s Corporate Governance Guidelines are also available on Sunoco’s web site (www.Sunocoinc.com).

In making these determinations, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors or their immediate family members are or have been officers, or at which our directors are current directors. In each case, the amount of transactions, if any, with these companies in each of the last three years was under the thresholds set forth in the Standards. The Board also considered charitable contributions made by the Company or the Sunoco Foundation to not-for-profit organizations of which our directors are executive officers or directors, if any, and no contributions exceeded the thresholds set forth in the Standards.

In accordance with the Standards, the Board undertook its annual review of director independence. As provided in the Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. Pursuant to the Standards and a review of relevant facts and circumstances, the Board has affirmatively determined that all the directors, with the exception of John G. Drosdick, Sunoco’s Chairman, Chief Executive Officer and President, are independent. The directors determined to be independent are: Robert J. Darnall, Ursula O. Fairbairn, Thomas P. Gerrity, Rosemarie B. Greco, John P. Jones, III, James G. Kaiser, R. Anderson Pew, G. Jackson Ratcliffe, John W. Rowe and John K. Wulff. Richard H. Lenny (who did not stand for re-election in May 2006) was also determined to be independent.

The NYSE Corporate Governance Listing Standards require that the Audit, Compensation and Governance Committees of the Board of Directors must be composed entirely of independent directors. The members of each of these committees are identified in the table in “Board and Committees” on page 26 of this proxy statement. As noted above, all of these directors have been determined to be independent as defined by the NYSE Corporate Governance Listing Standards and Sunoco’s Categorical Standards of Independence. The Audit Committee members are also independent as defined in the rules and regulations of the Securities and Exchange Commission.

Certain Relationships and Related Transactions

For many years Sunoco has had procedures for the review of related person transactions. In 2007, the Board approved a written policy and procedures for the review, approval or ratification of related person transactions, the Related Person Transactions Policy. The policy applies to “Interested Transactions” with a “Related Person.” For purposes of the policy, “Interested Transaction” includes a transaction, arrangement or relationship, or series of similar transactions, with an aggregate amount involved exceeding $100,000, in which the Company is a participant and a “Related Person” has a direct or indirect interest. “Related Person” includes a director, director nominee, executive officer, greater than 5% beneficial owner, or an immediate family member. The policy provides that the Governance Committee will review the material facts of “Interested Transactions” that require the Committee’s approval and will approve, disapprove or ratify the entry into the transaction.

Under the policy, certain Interested Transactions have standing pre-approval. These include: employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; employment of an immediate family member with compensation less than $120,000; director compensation that is disclosed in the proxy statement; transactions with companies where the business is less than the greater of $1 million or 2% of the other company’s total revenues; certain charitable contributions; regulated transactions; certain banking services; and certain transactions available to all employees or third parties generally.

The Board, through its Governance Committee, in accordance with the Related Person Transaction Policy, has carefully reviewed certain business or other relationships that Sunoco maintains with entities with which certain officers, directors and immediate family members are affiliated, and has concluded that they relate to activities conducted in the normal course of business or that they are not material, and that none requires additional disclosure other than the following: an immediate family member (not living in the same household) of Vincent J. Kelley, an executive officer, was employed by Sunoco in a non-executive position at an annual compensation (salary and bonus) in 2006 of $122,600. This compensation is commensurate with the individual’s peers. This employment relationship existed prior to the time that Mr. Kelley became an executive officer of Sunoco, and this position does not report into Mr. Kelley’s business unit.

Communications with Directors

Interested persons with concerns may communicate issues to Sunoco’s non-management directors by calling Sunoco’s toll-free, confidential Employee and Compliance Hotline at 1-800-228-5687. The hotline is available 24 hours a day, seven days a week.

Annual Meetings

For the last nine years, Sunoco’s annual meetings of shareholders have been held in Philadelphia, PA where Sunoco’s corporate headquarters and several major operating facilities are located. The meetings are always live, in-person meetings. The polls remain open during the meetings until shareholders have had the opportunity to ask questions about the items being voted on. In addition, after the business portion of the meeting, a question-and-answer period is held during which shareholders can ask questions on any matters. It is the Company’s policy that the directors, all of whom are up for election at the annual meeting, attend the annual meeting. All nominees for election at the 2006 Annual Meeting of Shareholders attended the 2006 Annual Meeting.

Code of Business Conduct and Ethics

Sunoco, Inc. has a Code of Business Conduct and Ethics (“Code of Ethics”) which applies to all officers, directors and employees including the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions. Sunoco intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions.

A copy of the Code of Ethics can be found on Sunoco’s web site (www.SunocoInc.com), and a printed copy is available upon request.

Board and Committees

During 2006, the Board of Directors held seven meetings and had five standing committees consisting of an Audit Committee, a Compensation Committee, an Executive Committee, a Governance Committee, and a Public Affairs Committee. For a description of the responsibilities and functions performed by each of the committees, see Sunoco’s Corporate Governance Guidelines beginning on page 12 of this proxy statement. Copies of the committee charters can be found on Sunoco’s web site at www.SunocoInc.com. Printed copies are also available upon request. All directors attended at least 75% of the total number of Board meetings and committee meetings during the period that they served on the Board and committees in 2006.

The table below provides Board committee membership as of February 23, 2007. The table also indicates the number of meetings held by each of the Board committees in 2006.

Name	Audit		Compensation		Executive		Governance		Public Affairs

R. J. Darnall	x	[1]					x		x
J. G. Drosdick					x	[1]
U. O. Fairbairn			x	[1]	x				x
T. P. Gerrity	x						x
R. B. Greco	x				x		x
J. P. Jones, III			x				x
J. G. Kaiser			x		x				x	[1]
R. A. Pew	x				x				x
G. J. Ratcliffe	x		x		x		x	[1]
J. W. Rowe			x						x
J. K. Wulff	x								x

Number of Meetings in 2006	9		6		2		5		3

NOTE TO TABLE:

[1]	Committee Chairperson.

Audit Committee Financial Expert

The Board has determined that John K. Wulff qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission, based on his financial and accounting education and experience, and has designated Mr. Wulff as the “audit committee financial expert.” Mr. Wulff is currently the Non-Executive Chairman of Hercules Incorporated. He was with KPMG and predecessor certified public accounting firms from 1971 until 1987 where he served as an audit partner for ten years. He served as Chief Financial Officer of Union Carbide for five years until its merger with Dow Chemical Company, and he was a member of the Financial Accounting Standards Board for two years.

Directors’ & Officers’ Ownership of Sunoco Stock

The following table shows how much Sunoco common stock and other share equivalents each director nominee, Named Executive Officer1, and all directors and executive officers as a group, beneficially owned as of December 31, 2006.

Directors’ & Officers’ Stock Ownership

Name	Shares of Common Stock Beneficially Owned[2]	Other Share Equivalents[3]	Total	Percent of Class Outstanding[4]

R. J. Darnall**	4,000	15,058	19,058	*

M.H.R. Dingus**[5]	104,737	0	104,737	*

J. G. Drosdick**	258,075	0	258,075	*

U. O. Fairbairn**[5]	8,539	19,460	27,999	*

B. G. Fischer**[5]	57,575	0	57,575	*

T. P. Gerrity[6]	3,310	24,474	27,784	*

R. B. Greco**[5]	11,412	31,577	42,989	*

T. W. Hofmann**[5]	111,007	0	111,007	*

J. P. Jones, III	500	1,296	1,796	*

J. G. Kaiser**[5]	25,184	18,757	43,941	*

J. H. Maness**	94,028	4,566	98,594	*

R. W. Owens	45,979	6,118	52,097	*

R. A. Pew[6]	98,192	11,763	109,955	*

G. J. Ratcliffe**[6]	2,000	27,253	29,253	*

J. W. Rowe	1,000	11,960	12,960	*

C. K. Valutas**	27,313	0	27,313	*

J. K. Wulff	2,000	10,269	12,269	*

All directors and executive officers as a group including those named above**[5,6]	1,059,917	190,941	1,250,858	1.0%

NOTES TO TABLE:

*	Represents holdings of less than 1% of Sunoco’s outstanding common stock.

**	Certain of the directors and executive officers own common units representing limited partnership interests of Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 43% ownership interest. The number of such common units beneficially owned by individuals listed in the Directors’ and Officers’ Ownership of Sunoco Stock Table as of December 31, 2006 are as follows: R. J. Darnall (4,000); M.H.R.Dingus (2,000); J. G. Drosdick (30,000); U. O. Fairbairn (2,500); B. G. Fischer (3,000); R. B. Greco (1,500); T. W. Hofmann (2,500); J. G. Kaiser (2,500); J. H. Maness (18,000); G. J. Ratcliffe (20,000); and C. K. Valutas (3,100 direct, and 1,170, as trustee). The total number of such common units owned by directors and executive officers as a group (24 persons) is 106,520. The number of common units of Sunoco Logistics Partners L.P. held by each individual and by the group is less than 1% of the outstanding common units as of December 31, 2006. These amounts are not included in the table.

[1]	The Chief Executive Officer, the Chief Financial Officer, and the next five most highly compensated executive officers during the last fiscal year.

[2]

This column includes shares of Sunoco common stock held by directors and officers or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Sunoco common stock they hold in SunCAP and Sunoco’s Shareholder Access & Reinvestment Plan or “SHARP”, and shares of Sunoco common stock that directors and officers had the right to acquire within 60 days of December 31, 2006.

[3]

Includes share unit balances held under the Directors’ Deferred Compensation Plan I, the Directors’ Deferred Compensation Plan II, and the Deferred Compensation Plan for executives, and share equivalent balances held by executives under Sunoco’s Savings Restoration Plan (see the table on page 57 and the Nonqualified Deferred Compensation in 2006 Table on page 66). Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of Sunoco common stock. Thus, the amounts ultimately realized by the directors and executive officers will reflect all changes in the market value of Sunoco common stock from the date of deferral and/or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents in the form of additional share units or share equivalents.

[4]	Percentage based on the number of shares of common stock outstanding at December 31, 2006.

[5]

The amounts of shares of common stock beneficially owned include shares of Sunoco common stock which the following persons have the right to acquire as a result of the exercise of stock options within 60 days after December 31, 2006 under certain Sunoco, Inc. plans:

Name	Shares

M.H.R. Dingus	40,800

U. O. Fairbairn	3,332

B. G. Fischer	19,800

R. B. Greco	6,492

T. W. Hofmann	60,000

J. G. Kaiser	6,492
All directors and executive officers as a group (including those named above)	234,716

[6]

The individuals and group named in the table have sole voting power and investment power with respect to shares of Sunoco common stock beneficially owned, except that voting and/or investment power is shared with respect to the number of shares noted below:

Name	Shares

T. P. Gerrity	2,000
R. A. Pew	32,100
G. J. Ratcliffe	2,000
All directors and executive officers as a group (including those named above)	36,100

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to Sunoco common stock that may be issued upon the exercise of options, warrants and rights under Sunoco’s existing equity compensation plans, including the Long-Term Performance Enhancement Plan II, the Long-Term Performance Enhancement Plan, and the Retainer Stock Plan for Outside Directors.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:					4,065,883	[4]
Stock options	1,320,041	[1]	$56.95
Common stock units	162,935	[2]	__	[3]

Equity compensation plans not approved by shareholders	0				0

Total	1,482,976		$56.95		4,065,883

NOTES TO TABLE:

[1]

Consists of stock options granted under the following shareholder-approved plans: Long-Term Performance Enhancement Plan II and the Long-Term Performance Enhancement Plan. No additional awards may be granted under the Long-Term Performance Enhancement Plan.

[2]

Consists of common stock units awarded under the Long-Term Performance Enhancement Plan II that are payable in stock. In addition, there are 426,590 common stock units that are payable in cash under this plan.

[3]	Common stock units do not have an exercise price. Payout is based on meeting certain targeted performance criteria or length of employment.

[4]	Consists of 3,685,909 shares available for issuance under the Long-Term Performance Enhancement Plan II and 379,974 shares under the Retainer Stock Plan for Outside Directors.

PROPOSALS ON WHICH YOU MAY VOTE

Item 1.     Election of Directors

There are 11 nominees for election this year. Detailed information on each nominee is provided on pages 30 to 33. All directors are elected annually, and serve a one-year term until the next Annual Meeting. For the vote requirements, see Question 9 on page 6 of this proxy statement. All of the director nominees have consented to serve if elected. However, if any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the Board may reduce the number of directors to be elected at the Annual Meeting, or designate a substitute. If a substitute is designated, proxy votes in favor of the original director candidate will be counted for the substituted candidate. At this time, the Board of Directors knows no reason why any of the nominees may not be able to serve as a director if elected.

Your Board unanimously recommends a vote FOR each of these directors.

Nominees for the Board of Directors

ROBERT J. DARNALL	Director since 2000
Age 69
Mr. Darnall is the former Chairman of the Board of Prime Advantage Corp. (an internet provider of strategic sourcing services and logistics management to industrial manufacturers), a position he held from February 2000 to January 2002, and its former Interim Chief Executive Officer, a position he held from February 2000 to March 2001. He retired as President and Chief Executive Officer of Ispat North America, Inc. (a carbon steel manufacturer) in January 2000, a position he had held since November 1998. He was Chairman, President and Chief Executive Officer of Inland Steel Industries, Inc. (a carbon steel manufacturer and processor/distributor of industrial materials) from September 1992 to October 1998. Mr. Darnall is also a director of Cummins, Inc.; HSBC North America Holdings, Inc.; Pactiv Corporation; and United States Steel Corporation.

JOHN G. DROSDICK	Director since 1996
Age 63
Mr. Drosdick is Chairman, Chief Executive Officer and President of Sunoco, Inc. and Chairman of the Board of Directors of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P. Mr. Drosdick was elected Chairman and Chief Executive Officer of Sunoco, Inc. in May 2000 and Chairman of the Board of Sunoco Partners LLC in October 2001. Mr. Drosdick has been a director and President of Sunoco, Inc. since December 1996. He was also Chief Operating Officer of Sunoco, Inc. from December 1996 to May 2000. He is also a director of H.J. Heinz Corporation and United States Steel Corporation.

Nominees for the Board of Directors

URSULA O. FAIRBAIRN	Director since 2001
Age 64
Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group LLC (a human resources and executive management consulting company), a position she has held since April 2005. She served as Executive Vice President, Human Resources & Quality, American Express Co. (a diversified global travel and financial services company), from December 1996 until her retirement in March 2005. She is also a director of Air Products and Chemicals, Inc.; Centex Corporation; Circuit City Stores, Inc.; and VF Corporation.

THOMAS P. GERRITY	Director since 1990
Age 65
Dr. Gerrity is a Professor of Management at The Wharton School (the business school) of the University of Pennsylvania, a position he has held since 1990. He also served as Dean of The Wharton School from July 1990 through June 1999. He is also a director of CVS Corporation; Hercules Incorporated; and Internet Capital Group, Inc. Until December 31, 2006, Dr. Gerrity was a member of the board of directors of Federal National Mortgage Association (“Fannie Mae”) and served as the chair of Fannie Mae’s audit committee from January 1999 until May 2006, when he stepped down from the committee. Fannie Mae restated its audited financial statements for certain periods during which Dr. Gerrity was chair of the audit committee. For additional information, see Fannie Mae’s reports filed with the SEC.

ROSEMARIE B. GRECO	Director since 1998
Age 60
Ms. Greco is Director, Governor’s Office of Health Care Reform for the Commonwealth of Pennsylvania, a position she has held since January 2003. She was founding Principal of GRECOventures Ltd. (a business investment and consulting partnership), a position she held from January 1999 until January 2003. Ms. Greco was Co-Chair of the Private Industry Council of Philadelphia (a private non-profit organization that is a resource for workforce development and job training) from August 1998 to December 1998, and Interim President and Chief Executive Officer of the Council from April 1998 to August 1998. From January 1998 until April 1998, she did consulting work. Ms. Greco was President of CoreStates Financial Corp. (parent company of CoreStates Bank) from May 1996 until August 1997, and President and Chief Executive Officer of CoreStates Bank (a financial institution) from August 1994 until August 1997. She was a bank director from April 1992 to August 1997. Ms. Greco is also a director of Exelon Corp. and Pennsylvania Real Estate Investment Trust; and is a trustee of the SEI I Mutual Funds of SEI Investments.

Nominees for the Board of Directors

JOHN P. JONES, III	Director since 2006
Age 56
Mr. Jones is Chairman, Chief Executive Officer and a director of Air Products and Chemicals, Inc. (an industrial gas and related industrial process equipment business), a position he has held since October 2006. Mr. Jones served as Chairman, President, and Chief Executive Officer from December 2000 through September 2006. Mr. Jones is also a director of Automatic Data Processing, Inc.

JAMES G. KAISER	Director since 1993
Age 64
Mr. Kaiser is Chairman, Chief Executive Officer and a director of Avenir Partners, Inc. (an automobile business), a position that he has held since December 1998, and President and a director of Kaiser Services, LLC (a business development company), a position that he has held since December 1998. Mr. Kaiser was engaged in developing businesses from January 1996 until December 1998. He retired as President, Chief Executive Officer and director of Quanterra Incorporated in January 1996, positions he had held since June 1994. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992. Mr. Kaiser is also a director of MeadWestvaco Corporation.

R. ANDERSON PEW	Director since 1978
Age 70
Mr. Pew retired from Sunoco in May 1996 as Chief Executive Officer of Radnor Corporation (a real estate subsidiary of Sunoco), a position he had held since March 1995, and as President of Helios Capital Corporation (a leasing subsidiary of Sunoco), a position he had held since September 1977. Mr. Pew is a director of The Glenmede Corporation (a Pennsylvania holding company) and its wholly owned subsidiary, The Glenmede Trust Company, N.A. (a provider of investment, trust and wealth management services).

Nominees for the Board of Directors

G. JACKSON RATCLIFFE	Director since 1998
Age 70
Mr. Ratcliffe is retired Chairman of the Board of Hubbell Incorporated (an international manufacturer of electrical and electronic products), a position he held from 1987 until September 2004, having been first elected to its Board as a director in 1980. He also served as its President and Chief Executive Officer from January 1988 until his retirement in July 2001. Mr. Ratcliffe is also a director of Hubbell, Incorporated and Praxair, Inc.

JOHN W. ROWE	Director since 2003
Age 61
Mr. Rowe has been Chairman, President and CEO of Exelon Corporation (an electric utility company) since November 2004. He has been Chairman and CEO since April 2002, serving as President and Co-CEO from October 2000 through April 2002. He was Chairman, CEO and President of Unicom Corporation and Commonwealth Edison (electric utility companies) from March 1998 until October 2000, prior to the merger of Unicom and PECO Energy. Mr. Rowe is also a director of Northern Trust Corporation.

JOHN K. WULFF	Director since 2004
Age 58
Mr. Wulff is Non-Executive Chairman of the Board of Hercules Incorporated (a manufacturer and supplier of specialty chemical products), a position he has held since December 2003. Mr. Wulff was first elected as a director of Hercules in July 2003 and served as Interim Chairman from October 2003 to December 2003. Mr. Wulff served as a Member of the Financial Accounting Standards Board (the private-sector organization responsible for establishing standards of financial accounting and reporting in the United States) from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation (a manufacturer of chemicals, plastics, industrial gases and carbon/graphite). During his fourteen years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was an audit partner with KPMG and predecessor firms (accounting and consulting firms). Mr. Wulff is also a director of Celanese Corporation; Fannie Mae; and Moody’s Corporation.

Item 2.    Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year 2007

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2007 subject to your ratification. Ernst & Young has served as our independent registered public accounting firm since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young will attend the Annual Meeting to answer appropriate questions. They also may make a statement, if they choose to do so. All the work performed for Sunoco, Inc. by Ernst & Young pertaining to 2006 and the related fees were pre-approved by Sunoco’s Audit Committee. The work performed by Ernst & Young pertaining to 2006 for Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 43% ownership interest, and related fees were pre-approved by the Audit/Conflicts Committee of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. The Ernst & Young fees for 2006 and 2005 pertaining to work performed for Sunoco, Inc. and Sunoco Logistics Partners L.P. are set forth below.

Auditor Fees

	2006	2005

Audit Fees[1]	$5,893,372	$5,613,249

Audit-Related Fees[2]	$763,962	$760,099

Tax Fees[3]	$6,000	$22,244

All Other Fees	$—	$—

Total	$6,663,334	$6,395,592

NOTES	TO TABLE:

[1]

Audit fees for 2006 and 2005 include fees related to the annual audit of Sunoco’s and Sunoco Logistics Partners L.P.’s consolidated financial statements and reviews of their financial statements included in Quarterly Reports on Form 10-Q, and other audit and attestation services related to statutory or regulatory filings. The 2006 and 2005 audit fees also include the audits of Sunoco’s and Sunoco Logistics Partners L.P.’s internal control over financial reporting and their respective management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]

Audit-related fees consisted of fees for consultation on accounting and reporting matters, audits of separate financial statements of subsidiaries and affiliates and employee benefit plans, and agreed upon procedures reports.

[3]

Tax fees for 2006 and 2005 include fees related to preparation and review of certain subsidiary tax returns. Fees for 2005 also include licensing fees for a software package to determine customs payments.

Your Board unanimously recommends a vote FOR the ratification of Ernst & Young’s appointment as independent registered public accounting firm for the fiscal year 2007.

Approval of Audit and Non-Audit Services by the Sunoco, Inc. Audit Committee

Under its pre-approval policy, concurrent with the appointment of the independent registered public accounting firm, the Audit Committee specifically pre-approves the recurring audit and audit-related services and estimated fees. In addition, the Audit Committee provides pre-approval of certain audit and audit-related services. This process provides the necessary flexibility to enable the Company to consult with the independent registered public accounting firm on routine audit and audit-related matters or to enable the independent registered public accounting firm to provide services that only they may provide. With regard to tax services, the Audit Committee provides pre-approval for recurring, routine tax compliance services, provided that the Audit Committee has reviewed and believes such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s independence rules. If circumstances arise during the year that require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approvals, the Audit Committee specifically reviews and pre-approves the services and estimated fees before the independent registered public accounting firm provides such services.

The Company has determined that it will not engage the independent registered public accounting firm for tax planning services for the Company or its executives. The Company will engage its independent registered public accounting firm for permitted non-audit services only if the Audit Committee determines that specific services are in the best interests of the Company and would not impair the independence of the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) reviews Sunoco’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, and opinions on both management’s assessment of as well as the effectiveness of the Company’s internal control over financial reporting. The Committee monitors these processes. A copy of the Audit Committee Charter, which specifies the purpose and responsibilities of the Committee, is available on Sunoco’s web site at www.SunocoInc.com, and is also available upon request.

The Committee discussed with the Company’s internal audit department and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has reviewed and discussed the audited financial statements and management’s and the independent registered public accounting firm’s evaluations of the Company’s system of internal control over financial reporting contained in the 2006 Annual Report on Form 10-K. As part of this review, the Committee met with the General Auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

As required by the standards of the Public Company Accounting Oversight Board, the Committee has discussed with the independent registered public accounting firm (1) the matters specified in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended and (2) the independence of the independent registered public accounting firm from Sunoco and its management. The Committee obtained a written statement from the independent registered public accounting firm concerning independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted on February 23, 2007 by the members of the Audit Committee of the Board of Directors:

Robert J. Darnall, Chair

Thomas P. Gerrity

Rosemarie B. Greco

R. Anderson Pew

G. Jackson Ratcliffe

John K. Wulff

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) (on pages 38 through 49 of this proxy statement) with management and with the Committee’s compensation consultant.

Based upon the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board of Directors, and the Board approved, that the CD&A be included in Sunoco’s proxy statement and incorporated by reference into Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Respectfully submitted on February 23, 2007 by the members of the Compensation Committee of the Board of Directors:

Ursula O. Fairbairn, Chair

John P. Jones, III

James G. Kaiser

G. Jackson Ratcliffe

John W. Rowe

Compensation Committee Interlocks and Insider Participation:    There are none.

COMPENSATION DISCUSSION AND ANALYSIS

Overview:    Sunoco (“Sunoco” or the “Company”) operates in a competitive, challenging and highly volatile industry. The Company is committed to improving its performance and enhancing its shareholder value, while maintaining its financial strength and flexibility. In order to be able to meet its goals, Sunoco requires an executive team that is highly competent, skilled and experienced, and in order to be successful in hiring and retaining this team, a competitive compensation package must be provided.

Compensation Philosophy and Objectives:    The Company believes that the compensation program for the Named Executive Officers (“NEOs”) should be designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives that embodies Sunoco’s core values, motivates the NEOs to contribute to Sunoco’s success, and be flexible enough to respond to changing business needs. Sunoco’s compensation program targets a compensation package (base salary and performance-based annual and long-term opportunities) that at the time of approval and grant is at the median range of the Market Data (defined below), which includes Sunoco’s peer companies, the broader oil companies, and general industry (capital intensive manufacturing companies as adjusted for relative revenues). Actual realized compensation, however, can be significantly lower or higher than the median range based on the Company’s performance as well as changes in the Company’s share price. The compensation program emphasizes performance-based compensation (pay-at-risk) that promotes the achievement of short-term and long-term business objectives, which are aligned with the Company’s strategic plan. The compensation program is structured to link compensation to the Company’s overall performance so that the actual compensation received by executives is aligned with the Company’s performance in the areas of income, return on capital employed, and total shareholder return. Sunoco’s Compensation Committee (the “Committee”) strives to maintain a balanced program so that no one performance measure dominates. Sunoco’s compensation program focuses executives on “exceeding the competition” by including objectives/measurements based on performance relative to peer companies. It also aligns executive compensation with the interests of Sunoco’s shareholders by providing stock incentives and requiring significant shareholdings.

The Committee reviews the compensation program in a holistic manner, and makes changes that it deems to be appropriate and in the best interest of the shareholders. In the case of the performance-based common stock units (“CSUs”), although the plan, as approved by the shareholders, allows a maximum payout of 200%, the Committee decided to cap the maximum payout of the 2005 and 2006 awards at 150%. The actual payout of these awards may range from 0% to 150% based on actual results. For many years the Company has provided a certain level of perquisites to its executives. During 2005 and 2006, the CEO and the Committee took steps to reduce and in some cases eliminate many of these benefits. Sunoco provides a competitive pension program to its executives, including a nonqualified plan for benefits in excess of Internal Revenue Service limitations. In addition, the Company provides an executive retirement plan (“SERP”) that was designed to attract and retain mid-career senior executives. Since 1996, the ability to hire mid-career executives has been extremely important to Sunoco as three of its NEOs, Mr. Drosdick, Mr. Maness and Mr. Owens, were mid-career hires. Sunoco operates in a volatile commodities business, and the industry has been consolidating in recent years. The Company’s Special Executive Severance Plan (“CIC Plan”) was adopted to retain executives in the event of a potential major transaction or change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the departure or distraction of key management personnel.

Compensation Methodology:    The Committee reviews the effectiveness and competitiveness of the executive compensation structure in the context of the foregoing philosophy and objectives, with the assistance of a compensation consultant, Towers Perrin, who is directly engaged by the Committee. The components of executive compensation at the Company include: (1) base salary, (2) annual incentives, (3) long-term incentives, (4) retirement benefits, (5) perquisites, and (6) other benefits. Towers Perrin provides the Committee with relevant Market Data (defined below) and alternatives for the Committee to consider when making compensation decisions. As part of its review, the Committee looks at the compensation practices of Sunoco’s peer companies. Due to changes in certain peer group companies as a result of acquisitions and divestments during 2005 and industry consolidations, the Committee approved a new peer group for compensation purposes that consists of ConocoPhillips, Frontier Oil, Hess Corporation, Lyondell, Marathon, Murphy Oil, Tesoro and Valero Energy. In selecting the new peer group, the Committee reviewed the potential impact on compensation had this new group been the peer group in the past, and determined that the compensation would not have been materially different. Because Sunoco and the Committee believe that the Company’s direct competition for executive talent is broader than the peer group, in addition to the compensation practices of the peer group, the Committee reviews compensation practices of other companies in the oil industry (some or all of the following companies to the extent that they have comparable job positions: Anadarko Petroleum, Ashland, British Petroleum, Chevron, Devon Energy, ExxonMobil, Occidental Petroleum, and Royal Dutch Shell), and general industry (capital intensive manufacturing companies adjusted for relative revenues) (collectively “Market Data”). For comparison purposes, due to the variance in size among the companies in the general industry group, regression analysis, which is an objective analytical tool used to determine the relationship between data, is used to adjust the data for differences in company revenues to be comparable to Sunoco. The Committee has instructed the compensation consultant that, when compiling the Market Data, any one-time awards given to executives of the other companies for special circumstances should be excluded. It is the intent of the Committee that the base salary and targeted annual incentive level and the target long-term incentive award values be set at the median range of the Market Data.

As the position and level of an executive increases, base salary represents a smaller percentage of targeted total compensation, as compensation is weighted more toward pay-at-risk compensation—the annual and long-term incentives, as a result of the philosophy noted above. The Committee reviews information provided by the compensation consultant to determine the appropriate levels and mix of incentive compensation. Income realized from the incentive compensation is a result of the performance of the Company compared to established goals.

For the past three years, the Committee has been using “tally sheets” as a tool to assist in its review of executive compensation. The Committee has reviewed the tally sheets, which contain all components of the CEO’s and the other NEOs’ current and historical (last 5 years) total compensation, including salary, annual and long-term incentives, and the value or incremental cost to the Company of all other compensation. In addition, in consultation with the compensation consultant, management and other outside advisors, the Committee has reviewed the estimated compensation that would be received by the CEO and the other NEOs under various scenarios, including normal retirement, voluntary or involuntary termination, and involuntary termination due to a change-in-control of the Company. After discussion, the Committee concluded that current and future performance and results for shareholders, not prior compensation or amounts realized or realizable from prior awards, should be the governing factors in setting current NEO compensation.

Annually, the CEO’s performance is evaluated by the Board of Directors. Criteria that the Board of Directors considers includes: overall leadership, development and stewardship of Sunoco’s long-term strategic plan and annual goals and objectives, development of an effective senior management team and provision for management development and succession, and effective communications with stakeholders. Based upon the conclusions reached as a result of this review, together with data provided by the compensation consultant, the Committee determines and approves the CEO’s compensation. Annually, the CEO provides an assessment of the performance of the other members of the senior management team and makes compensation recommendations to the Committee. The Committee reviews and approves the compensation of this group. The Committee exercises its discretion in modifying any recommended adjustments or awards to any of the executives.

Elements of Compensation:

♦      Base Salary:    Base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The salaries of the NEOs are reviewed on an annual basis, as well as at the time of promotion and other change in responsibilities. The Company’s goal is to establish and maintain salaries within a range of competitive pay in the Market Data identified above. The compensation consultant provides benchmarking data on the compensation of the NEOs compared to the compensation of executives in similar positions with similar responsibility levels in the Market Data. The Committee strives to establish base salaries for the NEOs at the median range of base salaries in the Market Data. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 120% of the mid point of the base salary established for each range. Base salaries are influenced by individual performance, including experience in position and scope of responsibilities, results achieved and future potential, and by internal equity (applying the compensation practices fairly and consistently across the Company). The Summary Compensation Table on page 52 includes the base salaries of the NEOs that were approved for 2006.

♦      Annual Incentive:    The Company’s Executive Incentive Plan, which was approved by the shareholders, provides eligible executive employees with an annual incentive opportunity. The annual incentive awards for the NEOs are provided in order to promote the achievement of the Company’s short-term business objectives by providing competitive incentive opportunities to those executives who can significantly impact Company performance. The annual incentive plan provides rewards based on the achievement of predetermined financial, and health, environment and safety (“HES”) goals.

The individual’s annual incentive is determined by the following formula:

individual’s base salary for the plan year multiplied by the individual’s incentive guideline percentage multiplied by the payout percentage, if any, and then adjusted up or down (up to 10%) to reflect the actual company or business unit HES performance.

The incentive guidelines of the NEOs for 2006 were as follows:

Name	2006 Guideline Incentive (% of Base Salary)

J. G. Drosdick	120%

J. H. Maness	75%

T. W. Hofmann	70%

C. K. Valutas	65%

M.H.R. Dingus	65%

R. W. Owens	70%

B. G. Fischer	65%

Each year, the Committee considers the Company’s prior year’s performance and its objectives and expectations for the Company in the upcoming year, as reflected in the Company’s strategic plan. The Committee also considers market expectations for the Company’s performance in the coming year. The Committee strives to establish performance goals that provide the appropriate balance between Company performance and its performance relative to its peer companies. The performance goals for 2006 were based on meeting weighted objectives for the following principal measurements:

➢	Performance relative to the Company’s targeted after-tax operating income of $950 million, as approved by the Committee (weighted 60%); and

➢	The Company’s performance relative to the peer group that had been in effect when the performance objectives were established, as measured by return on capital employed (“ROCE”) (weighted 40%):

Sunoco Percentile Rank	Payout Factor

Highest	200%

90th%	175%

60th%	100%

25th%	50%

Lowest	0%

as modified (up or down) by certain HES performance goals.

Performance between percentages in the performance goals are straight-line interpolated.

The annual incentive utilizes three goals that are important in driving the Company’s annual operating plan. The largest weight is given to operating income which is derived from the annual operating plan, budgeting process and market forecasts. The use of operating income as a factor assures that management continues to be focused on operations excellence. ROCE, the other major goal in the annual incentive plan, keeps management focused on getting the most out of existing assets and pursuing only those growth opportunities which provide desired returns. Measuring ROCE relative to the peer companies mitigates the market fluctuation effects and assures that management is only rewarded above target on this goal when they outperform the median of the competition. In addition, the Committee also determined that, in order to achieve maximum payout on this goal, Sunoco must be first among the peer group. A HES score card is used as a third performance goal to reinforce that, along with financial success, management must be focused on continuing to protect Sunoco’s employees and the communities in which the Company operates. Based on HES performance measured against the goals, the annual incentive may be modified up or down up to 10% (but not to exceed the 200% maximum payout). The HES component varies by business unit.

At the end of the year, the Committee reviews performance data with management and with the compensation consultant, and determines the extent to which these goals have been achieved. Actual payout may range from 0% to 200% of the target amount, depending on achievement of Company goals, with payments increasing as Company performance improves. In the event that the Company achieves less than the target goals, participants in the plan may be entitled to receive a portion of the target percentage. If the Company attains results that exceed the target goals established by the Committee, participants will be entitled to receive a proportionately larger payment but in no event greater than two times the target percentage.

Strong realized refining margins together with improved retail gasoline margins in 2006 helped to drive another good year with respect to Company operating income and ROCE. As a result, the 2006 annual incentives paid out ranging between 130.36% and 138.76% for the NEOs. The Company’s 2006 operating income was $979 million and its ROCE was 28.3%. The Company achieved the 86th percentile of the peer group in 2006 in ROCE. The annual incentives that were earned for 2006 are included in the Summary Compensation Table on page 52 under “Non-Equity Incentive Plan Compensation.”

The annual incentive reinforces the links between strategy, goal setting and results. Under the Executive Incentive Plan, the Committee has the discretion to reduce the amount payable, or to determine that no amount will be paid, even if the performance goals are met. The annual incentive awards are paid in cash.

Most Sunoco salaried and hourly employees participate in an annual incentive plan with the same performance goals as those used for the NEOs and other executives.

♦      Long-Term Incentive Awards:    Long-term incentive awards for the NEOs are granted under the Company’s Long-Term Performance Enhancement Plan II (“LTPEP II”), which was approved by the shareholders, in order to promote the achievement of the Company’s long-term strategic business objectives. The purposes of the long-term incentive awards are: to align the executives’ compensation with the interests of shareholders by creating a direct linkage between the participants’ rewards and shareholders’ gains; provide management with the ability to increase equity ownership in the Company; provide competitive compensation opportunities that can be realized through attainment of performance goals; and provide an incentive to management for continuous employment with the Company. The Company’s long-term compensation program has consisted of a mix of stock options and, since 1996, performance-based CSUs. Each year, the Committee evaluates the appropriate value mix of stock options and performance-based CSUs. For the awards granted in December 2006, the Committee reviewed the value mix with the compensation consultant. It was determined that the data supported the Committee’s practice of splitting the target value of the long-term incentives equally between stock options and performance-based CSUs. The value of stock options is determined by using the Binomial method pricing model. The Company’s long-term incentive awards generally have been granted at a rate of less than 1% per year of its then outstanding common shares. It is generally the Committee’s philosophy to keep within this parameter. Each year in December, in conjunction with the review and approval of other elements of the NEOs’ compensation, the Committee reviews and approves all long-term incentive awards. In determining the appropriate long-term value for each executive, the Committee reviews the level of responsibility, the total compensation of each senior executive, and the Market Data presented by the compensation consultant, and also looks at internal equity among the executives. The median long-term compensation for each position is targeted, but the award may be adjusted (up or down) for internal equity.

➢      Stock Options:    Stock options provide long-term equity-based compensation due to the appreciation of the Company’s common stock price. The grant date is the date of the meeting at which the stock options are granted. The exercise price for these grants is equal to the closing price of a share of Sunoco common stock on the date the stock option is granted. Options are exercisable beginning two years from the date of grant, and have a term of ten years from the date of grant. Upon retirement, death or permanent disability, options become fully vested and may be exercised for up to 60 months, but not after the end of the original ten-year option term. Stock options are generally granted along with an equal number of limited rights. Limited rights become exercisable only in the event of a change in control (as defined in LTPEP II) and permit the holder to be paid in cash the appreciation on a stock option instead of receiving shares by exercising the option. As noted below under “Executive Stock Ownership Guidelines,” executives who have not met their stock ownership guidelines must retain all of their after-tax profit from option exercises in shares of stock. Further, senior executives who are at or above their respective ownership guideline are required to retain at least 50% of the after-tax profit from option exercises in shares of stock for at least one year.

➢      Performance-Based Common Stock Units:    The performance-based CSUs provide medium-term incentive compensation that has been designed to pay out only if certain objective Company-specific performance measures have been met over a three-year period. For the 2006 awards, payout will depend upon achievement by the Company of certain performance levels based on two equally weighted performance measures relative to the Company’s peer group—total shareholder return (“TSR”) and earnings per share (“EPS”) growth, and both are measured against the prior three-year period:

TSR measured relative to the peer companies (weighted 50%):

Sunoco TSR Percentile Rank	Payout Factor

25th%	50%
Median	100%
75th%	125%
Highest	150%

EPS growth measured relative to the peer group (weighted 50%):

Sunoco EPS Percentile Rank	Payout Factor

25th%	50%
Median	100%
75th%	125%
Highest	150%

With regard to the two performance measures, performance between points is straight-line interpolated.

In determining the performance measures for the performance-based CSUs, consideration was given to a balanced incentive approach selecting those measures believed to be most important to the shareholders and recognizing that over longer time periods it is extremely difficult to predict market conditions. TSR and EPS are among the measures important to shareholders. Performance relative to the peer companies is used because market conditions are outside the control of management and management will only be rewarded with above-median levels of compensation when the Company outperforms the peer group. Conversely, regardless of market conditions, management will realize below-median compensation levels when performance trails the peer companies.

Although the plan, as approved by shareholders, allows for a maximum payout of 200%, the Committee decided to cap the maximum payout for the 2005 and 2006 awards at 150%. The actual payout of these awards may range from 0% to 150% based on actual results. Further, the Committee determined that maximum payout can only occur if the Company ranks first among the peer group in both performance factors. Due to the manner in which long-term awards are measured, the payout under a long-term award is influenced not only by performance in the year in which the award is paid, but also by performance for the two prior years. As a result, extreme positive or negative performance during the two years prior to the payout of an award may influence the actual award more than performance in the year in which the award matures. In addition, the value received from CSU awards will be affected by any changes in the Company’s stock price between the date of grant and the payment date. The CSUs can be paid out in either cash or shares of the Company common stock as determined by the Committee at the time the award is granted. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid over the performance period had he or she been the holder of record of shares of Sunoco common stock equal to the number of the performance-based CSUs that are paid out. Any CSUs of the NEOs which are earned will be paid in cash, based upon the average price of the Company’s common stock for the last ten trading days of the performance period. Upon retirement, death or permanent disability, CSUs are fully vested, but the actual payout, if any, continues to be dependent upon the performance levels achieved over the three-year performance period.

Under LTPEP II, the Committee has the discretion to reduce (but not increase) some or all of the amount of any CSU that would be payable even if the performance measures have been met.

The performance period for the CSUs awarded in December 2003 reflects the Company’s performance with respect to the award measures that had been established for 2004 through 2006. The performance measures for these awards were ROCE versus the Company’s cost of capital and growth in EPS. Favorable refining margins, an improved asset portfolio and good operational performance led to ROCE significantly in excess of the Company’s cost of capital and strong EPS growth. At the end of the performance period, average ROCE for the performance period was 27.6% versus the average cost of capital of 10% and the compounded annual EPS growth was 64.3%. As a result, the maximum performance level was achieved and the 2003 CSUs paid out at 200%.

➢      Special Awards:    The Committee may grant special stock option awards or retention-based CSUs anytime during the year. These awards, which are infrequent, are generally used for new hires, promotions and in recognition of extraordinary accomplishments. (See “Equity Awards Policy” below for additional information.)

➢      Equity Awards Policy:    For many years, Sunoco has had procedures which governed the granting, valuation, vesting, exercise and settlement of equity awards. In 2006, the Committee approved a written policy which codified these long-standing procedures. Under the policy, equity awards to employees must be approved at a meeting of the Committee, except that they may be approved by unanimous written consent of the Committee only in exigent circumstances. Annual long-term incentive equity awards are granted at the Committee’s meeting each December. The grant date is the date of the meeting. For equity awards to new employees approved in advance by the Committee prior to the employee’s employment starting date, the effective date is the last New York Stock Exchange (“NYSE”) trading day of the calendar month in which the employment starting date falls. For all other equity awards, the grant date is the date of the Committee’s meeting at which the award was approved. In the case of stock options, the exercise price is equal to the closing price of a share of Sunoco’s common stock on the NYSE on the applicable grant date. The Committee may, in its discretion, refrain from approving grants of equity awards to employees if the meeting at which such approval is to be considered occurs during a period in which management is in possession of material non-public information. Approval of such equity awards may be deferred to the next Committee meeting. When approving grants to the employees, the Committee considers information or recommendations provided by the CEO, except with respect to his own grants.

➢      Executive Stock Ownership Guidelines:    The executive stock ownership guidelines were first adopted in 1997 to reinforce the commitment of management to the Company’s success. The Company and the Committee consider stock ownership by executives to be an important means of linking executive interests directly to those of shareholders. The Company maintains stock ownership guidelines for its approximately 40 top executives. The amount of stock required to be owned increases with the level of responsibility. The CEO is expected to own stock with a value at least equal to six times his base salary, and the senior executives (including the other NEOs) are expected to own stock with a value at least equal to three times their base salary. All other executives covered by the guidelines are required to own stock with a value equal to their base salary. Shares that the executives have the right to acquire through the exercise of stock options or which may be earned at some time in the future through the potential payout of performance-based CSUs are not included in the calculation of stock ownership until any such rights result in the actual ownership of shares of common stock. New participants or those promoted to a new position are expected to reach their respective stock ownership goals by the end of a five-year period. In 2004, the Committee adopted a “holding period” requirement for stock option exercises for the CEO and other senior executives in addition to the stock ownership guidelines. Senior executives who are below these ownership guidelines must retain shares equal to 100% of the after-tax gain on the option exercise, and senior executives who are above their stock ownership guidelines and who are exercising stock options are required to retain shares equal to 50% of the after-tax gain on the option exercises for one year from the date of exercise. Also, at the discretion of the Committee, senior executives who are above their stock ownership guidelines will receive performance-based CSUs which, if earned, are payable in cash rather than common stock. The Committee has exercised this discretion with respect to the performance-based CSU awards since 2003. Annually, the Committee reviews the share ownership levels of executives subject to these guidelines. As of January 1, 2007, the CEO and the other NEOs were in compliance with the stock ownership guidelines.

➢      Policies:    Sunoco employees are prohibited from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities. This does not include Sunoco stock options exercised in accordance with the terms of the Company’s stock option plan.

The Company does not have a “clawback” policy. If the Company is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”), the CEO and the Chief Financial Officer (“CFO”) would have to reimburse the Company for any bonus or other incentive-based or equity-based compensation received by them from the Company during the 12-month period following the first filing with the SEC of the financial document that embodied the financial reporting requirement, and any profits realized from the sale of Sunoco stock during that 12-month period, to the extent required by SOX.

♦      Retirement Benefits:    The Company provides retirement benefits to most salaried and many hourly employees, which, under some plans, may vary depending on the employee’s hire date. The NEOs participate in three plans that provide for retirement benefits – the Sunoco, Inc. Retirement Plan (“SCIRP”) (a qualified plan under which benefits are subject to IRS limits for pay and amount), the Pension Restoration Plan (a nonqualified, unfunded plan that provides retirement benefits that would otherwise be provided under SCIRP except for the IRS limits) and the Sunoco, Inc Executive Retirement Plan (“SERP”) (a nonqualified, unfunded plan available to the NEOs which may provide to certain eligible executives supplemental pension benefits over and above an NEO’s benefits under

SCIRP and the Pension Restoration Plan). Under SCIRP, executives hired before January 1, 1987 participate in both a “final average pay” formula and a “cash balance” formula, and receive the higher benefit under the two formulas at retirement or termination of employment. Those executives hired on or after January 1, 1987 participate in a “cash balance” formula, which provides a benefit based on “career pay” rather than “final average pay.” SERP was designed to attract mid-career senior executives by providing accelerated benefit accruals for the first 12 years of service to provide competitive retirement benefits, which would otherwise not be available due to the break in service when leaving a prior employer. In 2003, the Company amended the SERP in order to enhance the benefit for the CEO. At the time of the amendment, the Committee focused on the fact that many oil industry CEOs had a full career with one employer, and that other oil industry CEOs who had mobile careers appeared to have had similar contractual pension benefits. In 2003, the Committee was also of the view that the Company was at a critical stage of its long-range strategic plan, and wanted to incent Mr. Drosdick to stay with the Company to see the plan through. The CEO SERP benefit provides Mr. Drosdick with a pension value similar to other oil industry CEOs, and provides an incentive for Mr. Drosdick to remain with the Company through age 65. The benefit includes a reduction in benefits for early retirement of 5% annually prior to age 65. The CEO SERP benefit vested in November 2006 after Mr. Drosdick attained ten years of service with the Company, and increased Mr. Drosdick’s expected annual benefit from approximately 30% of his final average pay to 60% of his final average pay. Any NEO’s benefit under SERP is offset by benefits provided under SCIRP and the Pension Restoration Plan. The present values of each NEO’s accumulated pension benefit (including the CEO SERP benefit) as of year-end 2006 are included in the Pension Benefits Table on page 62. More detailed descriptions of SCIRP, the Pension Restoration Plan and SERP are included in the narrative accompanying the Table.

♦      Perquisites:    The year 2006 was a transition year for perquisites. Many perquisites were voluntarily eliminated following reviews in 2005 and 2006. The dollar amount of the perquisites received by the NEOs in 2006 is included in the Summary Compensation Table on page 52, under “All Other Compensation” and in the table on page 57.

➢      At the request of the CEO, tax gross-ups for personal use of the corporate aircraft by him and members of his family were eliminated beginning in 2006. Gross-ups are still provided for the CEO and other executives where the usage is deemed to be business-related (e.g., when a spouse is accompanying the executive on a business-related trip).

➢      Effective January 1, 2006, Mr. Drosdick voluntarily discontinued receiving reimbursement of his private country club fees and dues. Effective April 2006, the Company discontinued reimbursing the other executives for fees related to country club memberships. Beginning in 2007, the Company will no longer provide reimbursement of annual dues associated with personal country club memberships for the other executives, with the exception of one executive who was grandfathered for the payment of club initiation fees due to prior commitments.

➢      Mr. Drosdick voluntarily elected to return his Company-provided leased vehicle in July 2006, and will no longer have a Company-provided vehicle. Mr. Drosdick continues to use the Company-provided parking space, but elected to pay the Company up-front for the full market value of the space for the year. Other executives continue to be provided with a Company-provided parking space and recognize imputed income for the space and pay the applicable taxes.

➢      The annual financial counseling allowance was discontinued beginning on January 1, 2007. The allowance was provided for 2006, but any unused portion could not be carried over into 2007. The executives are permitted to continue to use any amounts that were accrued prior to 2005 until the balances are depleted. Mr. Drosdick voluntarily gave up his financial counseling benefit effective January 1, 2006.

➢      Messrs. Drosdick, Maness, Owens and Valutas have Company-provided home security monitoring. Mr. Drosdick elected to pay the Company up-front for the full value of the monitoring system for the year. The other executives recognize imputed income and pay their applicable taxes.

Other Benefits:    The Company provides employees, including the NEOs, with a variety of other benefits, including medical and dental benefits; disability benefits; life insurance, travel accident and occupational death benefits; a 401(k) plan and a related non-qualified plan for benefits in excess of Internal Revenue Service (“IRS”) limitations; and holidays and vacations. These benefits are generally provided to employees on a Company-wide basis.

♦      Medical and Dental Benefits:    Sunoco employees can enroll themselves and eligible dependants in available medical and dental plans. The Company and the employee each pay a portion of the cost of these plans, with the amount depending on the plan selected. The Company also offers a “flexible spending account” that allows payment of certain health care and child/dependent care expenses with pretax dollars. The cost of these benefits are no more favorable to the NEOs than they are to other eligible employees.

♦      Disability Benefits:    The Company provides short-term and long-term disability benefits. The cost of short-term benefits are paid by the Company. The employee contributes toward the cost of the long-term disability benefits. In the case of short-term disability, the cost and benefits for the NEOs are no more favorable than they are to other eligible employees. However, with regard to long-term disability benefits, the approximately 40 top executives receive 60% of base salary and annual incentive. Other employees receive 60% of base salary.

♦      Life Insurance, Travel Accident, and Occupational Death Benefits:    The Company provides all employees with basic life insurance equal to one times base pay at no cost to the employee. An employee can purchase supplemental life insurance up to an additional six times base pay at competitive group rates. The cost of the basic life insurance provided to the NEOs is included in the Summary Compensation Table on page 52 under “All Other Compensation” and is detailed in the supporting narrative.

Sunoco employees who travel on Company business are protected with benefits equal to three times base pay in the event of an accident that results in death and benefits in the case of an accident that results in serious disability. Travel accident insurance is in addition to coverage provided under Sunoco’s life insurance and disability plans.

In case of death caused by an accident while on the job, Sunoco employees would receive a $250,000 benefit. The occupational death benefit integrates with the travel accident insurance in the event of death while traveling on Company business, in which case, the plans would pay at a combined minimum of $250,000 or three times base pay, whichever is greater.

♦      Savings Plans:    The Company offers to all employees the opportunity to participate in the Sunoco Capital Accumulation Plan (“SunCAP”), the Company’s 401(k) plan, which is a long-term investment (qualified defined contribution) plan designed primarily to help accumulate funds for retirement. The Company matches the first 5% of base pay contributed to SunCAP dollar-for-dollar for all employees with at least one year of service with the Company. The employee elects how his/her contributions and the Company’s matching contribution are invested among various investment funds that are provided under SunCAP. If an employee leaves the Company, he/she may take a lump-sum distribution from SunCAP or leave the account balance in the Plan until age 70-1/2, at which time a required minimum distribution will be paid annually.

The NEOs may also participate in the Sunoco, Inc. Savings Restoration Plan, a nonqualified deferred compensation plan that is made available to employees who participate in SunCAP and who may be subject to a compensation limitation and/or a contributions limitation under SunCAP pursuant to the Internal Revenue Code (the “Code”). Under the Savings Restoration Plan, the participant may contribute to an account an amount in excess of the applicable limits up to 5% of base salary. Matching contributions by the Company are credited to the NEOs’ accounts to the extent that they would otherwise be made under SunCAP (up to a maximum of 5% of base salary). The amounts of the Company matches under SunCAP and the Savings Restoration Plan that were made for the NEOs in 2006 are included in the Summary Compensation Table on page 52 under “All Other Compensation” and are further described in the narrative accompanying the table. Additional information regarding the NEOs’ participation in the Savings Restoration Plan is included in the Nonqualified Deferred Compensation in 2006 Table on page 66.

♦      Holidays and Vacations:    The Company provides employees with paid holidays and vacations, the amount of which varies depending on the years of service and job level.

Severance and Change-in-Control Benefits:    An executive, including each NEO, is an employee at will. This means that the Company may terminate employment at any time, with or without notice, and with or without cause or reason. Upon certain types of termination of employment and in the event of a change in control, certain benefits may be paid or provided to the NEOs.

♦      The Sunoco, Inc. Executive Involuntary Severance Plan (the “Involuntary Severance Plan”) is maintained by the Company for the purpose of providing severance allowances to executives whose employment is terminated by the Company other than for cause. In recognition of their past service to the Company, the plan is intended to assist the executive in transition from employment at Sunoco. The amount or kind of benefit to be provided is based on the executive’s position and compensation at the time of termination.

♦      The Sunoco, Inc. Special Executive Severance Plan (the “CIC Plan”) is maintained for the purpose of providing severance allowances to executives whose employment is involuntarily terminated or terminated by the executive for good reason in connection with or following a change in control of the Company. The plan was adopted to retain executives in the event of a potential major transaction or change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the departure or distraction of key management personnel. The Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties without distraction. With regard to a change in control of the Company, Section 280G of the Code disallows the deduction of certain payments made to “disqualified individuals” that are contingent on a change in control. See “Accounting and Tax Consequences—Change in Control—Federal Tax Consequences” below for information regarding this tax.

Additional information regarding these plans can be found under “Other Potential Post-Employment Payments” beginning on page 68. Estimated benefits that would be payable under certain scenarios should they have occurred at December 31, 2006, can also be found under that section.

Accounting and Tax Consequences:    The following describes certain accounting and tax treatments that have an impact on or relate to the compensation philosophy or relate to certain forms of compensation.

♦      Deductibility of Compensation:    Under Section 162(m) of the Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO or any of the next four highest paid officers during any fiscal year unless certain requirements are met. While the

Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers, the Committee does not have a policy that all compensation must be deductible. The Board and the Committee believe that it is in the best interest of the Company for the Committee to retain flexibility and discretion to make compensation awards in order to foster achievement of corporate goals, including performance measures established by the Committee, as well as other goals deemed important to the Company’s success, such as encouraging employee retention, and rewarding achievement. Accordingly, the Committee reserves the right to pay non-deductible amounts in executive compensation if it determines that would be in the best interests of the Company and its shareholders. The Company believes that the stock options and performance-based CSU grants under the LTPEP II and annual incentive awards under the Executive Incentive Plan qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Base salary does not qualify as “performance-based” compensation and is subject to Section 162(m) deduction restrictions. In 2006, Mr. Drosdick’s base salary was $1,140,000, and thus $140,000 of his base salary and the costs of his perquisites, and any associated tax gross-ups, were not deductible. In addition, the deductibility by the Company of personal use of the corporate aircraft has been limited pursuant to the American Jobs Creation Act.

♦	Long-Term Incentives:

➢      Accounting:    The long-term incentive compensation is all stock-based, although it may be payable in common stock or cash. The accounting treatment for the long-term incentive compensation is specified by Statement of Financial Accounting Standards No.123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Stock options are valued using the Black-Scholes pricing model, based on expected life expectancy of the option, risk-free interest rate, dividend yield and volatility. The CSUs that are payable in stock are valued using the grant date price. CSUs payable in cash are marked to market on a quarterly basis. The expenses for stock options and CSUs are recognized ratably over the vesting period, and are accelerated for vesting at retirement eligibility dates.

♦	Change in Control:

➢      Federal Tax Consequences:    With regard to a change in control of the Company, Section 280G of the Code disallows the deduction of certain payments made to “disqualified individuals” that are contingent on a change in control. A change in control is defined as the occurrence of certain events, including the acquisition by a third party of 20% or more of Sunoco’s outstanding voting securities, a change in the majority of the Board of Directors, consummation of a reorganization, merger, consolidation, sale of a substantial portion of corporate assets, or shareholder approval of a liquidation or dissolution of Sunoco, subject, in each case, to certain exceptions. Section 280G provides that where payments to a disqualified individual that are contingent on a change in control exceed three times the individual’s annualized compensation for the previous five taxable years (the “base amount”), then the deduction of all such compensation contingent on a change in control is disallowed to the extent that it exceeds the base amount (“excess parachute payment”). Payments from the CIC Plan, SERP, Pension Restoration Plan, and LTPEP II may be made contingent on a change in control. Section 4999 of the Code imposes a tax equal to 20% of the amount of any excess parachute payment on the recipient of the payment. Under the terms of the CIC Plan, the recipient of an excess parachute payment will be grossed up by an amount that will result in the receipt of the same after-tax payments as if the Code Section 4999 tax did not apply.

EXECUTIVE COMPENSATION

Corporate Governance

The Compensation Committee (the “Committee”) has responsibility for setting and administering the policies that govern Sunoco’s executive compensation program. The Committee is composed of non-employee, independent directors. In addition to Committee processes that are discussed in the CD&A on page 39, the Committee has the following additional processes in place.

The Committee annually reviews tally sheets that set forth the Company’s total compensation obligations to the CEO and the senior executives under various scenarios, including voluntary termination, normal retirement, involuntary termination and involuntary termination due to a change-in-control of the Company. In conjunction with making the annual executive compensation awards, the Committee also reviews tally sheets setting forth each senior executive’s total compensation, including the executive’s realized compensation from the prior year, the targeted and projected compensation for the current year, and targeted compensation for the coming year. The Committee annually reviews all of the perquisites of the CEO and the other NEOs as well as their compliance with Sunoco’s policies regarding perquisites. The Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any senior executive. The Committee receives reports from the Company’s Chief Governance Officer as to current governance trends and shareholder views and positions in the area of executive compensation, and may change its practices as it deems appropriate. There is a formal orientation program to help ensure that new Committee members understand the work of the Committee thoroughly and can contribute more fully.

The agendas for the Committee’s meetings are determined by the Committee’s Chair with the assistance of the Senior Vice President, Human Resources and Public Affairs (the Committee’s management liaison) and the Corporate Secretary. The draft meeting materials are sent in advance to the Committee Chair, and a conference call is held with the Chair, the compensation consultant, the management liaison and the Corporate Secretary to review and provide comments on the draft agenda and materials. As a result, the agenda and materials may be changed. The agenda and materials are mailed to the Committee members approximately one week before the meeting. After each regularly scheduled meeting, the Committee meets in two executive sessions. The first session consists only of Committee members and the compensation consultant. The second session consists of the Committee members only. The Committee Chair reports on Committee actions to the full Board of Directors at each regularly scheduled Board meeting. The Committee has authority to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in fulfillment of its responsibilities.

Named Executive Officers

JOHN G. DROSDICK, 63 Chairman, Chief Executive Officer and President, Sunoco, Inc., and Chairman of the Board of Directors of Sunoco Partners LLC	Mr. Drosdick was elected Chairman and Chief Executive Officer of Sunoco, Inc. in May 2000. He was elected a director and President and Chief Operating Officer of Sunoco, Inc. in December 1996. He has been Chairman of the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., since October 2001.

JOEL H. MANESS, 56 Executive Vice President, Refining and Supply	Mr. Maness was elected to his present position in February 2006. He was Senior Vice President, Refining and Supply from September 2001 to February 2006.

THOMAS W. HOFMANN, 55 Senior Vice President and Chief Financial Officer	Mr. Hofmann was elected to his present position in January 2002. He was Vice President and Chief Financial Officer from July 1998 to January 2002.

CHARLES K. VALUTAS, 56 Senior Vice President and Chief Administrative Officer	Mr. Valutas was elected to his present position in May 2000.

MICHAEL H.R. DINGUS, 58 Senior Vice President, Sunoco, Inc. and President, Sun Coke Company	Mr. Dingus was elected Senior Vice President, Sunoco, Inc. in January 2002. He was elected a Vice President of Sunoco, Inc. in May 1999 and President, Sun Coke Company in June 1996.

ROBERT W. OWENS, 53 Senior Vice President, Marketing	Mr. Owens was elected to his present position in September 2001.

BRUCE G. FISCHER, 51 Senior Vice President, Sunoco Chemicals	Mr. Fischer was elected to his present position in January 2002. He was Vice President, Sunoco Chemicals from November 2000 to January 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table summarizes the total compensation earned by the CEO, CFO, and the next five most highly compensated executives of Sunoco (the “NEOs”) during 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen- sation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)		All Other Compen- sation[5] ($)		Total ($)

J. G. Drosdick, Chairman, Chief Executive Officer and President	2006	1,140,000	-0-	6,484,720	4,920,751	1,840,781	8,414,387	[6]	156,371	[7]	22,957,010

J. H. Maness, Executive Vice President, Refining and Supply	2006	550,000	-0-	1,757,977	1,489,585	537,735	1,017,342		52,043	[8]	5,404,682

T. W. Hofmann, Senior Vice President and Chief Financial Officer	2006	500,000	-0-	1,504,700	1,197,951	470,960	1,576,119		54,576	[9]	5,304,306

C. K. Valutas, Senior Vice President and Chief Administrative Officer	2006	414,000	-0-	1,163,451	908,254	362,101	1,208,416		67,110	[10]	4,123,332

M.H.R. Dingus, Senior Vice President, Sunoco, Inc. and President, Sun Coke Company	2006	403,650	-0-	1,082,470	821,463	353,048	1,397,478		39,169	[11]	4,097,278

R. W. Owens, Senior Vice President, Marketing	2006	465,750	-0-	900,991	579,512	438,699	884,958		34,549		3,304,459

B. G. Fischer, Senior Vice President, Sunoco Chemicals	2006	414,000	-0-	769,184	506,659	373,403	863,936		72,873	[12]	3,000,055

NOTES TO TABLE:

[1]

The NEOs’ CSU awards are payable in cash. In accordance with SFAS 123R, the awards are marked to market until fully vested to reflect changes in the Company’s common stock prices. The amounts included in this column reflect the compensation costs associated with CSU awards recognized as expense in Sunoco’s financial statements in accordance with SFAS 123R, including mark-to-market adjustments and dividend equivalents related to their awards. The stock awards have a three-year performance period. The costs relate to CSU awards granted in December 2006 under LTPEP II, as well as outstanding prior awards granted in December 2003, 2004 and 2005. In addition, Messrs. Drosdick, Maness, Hofmann, Valutas and Dingus are retirement eligible. Under SFAS 123R, the expense recognition for their December 2006 awards has been fully recognized in 2006 rather than over the three-year vesting period. The expense for the CSU awards is based on the price of Sunoco’s common stock at December 29, 2006. The expense also reflects estimated performance payout factors. The following table summarizes the 2006 expense by grant date of the award:

Name	2003 Award ($)	2004 Award ($)	2005 Award ($)	2006 Award ($)	Total ($)

J.G. Drosdick	1,972,360	1,967,529	188,247	2,356,584	6,484,720

J.H. Maness	381,903	545,983	50,591	779,500	1,757,977

T.W. Hofmann	373,202	498,722	40,356	592,420	1,504,700

C.K. Valutas	310,840	414,151	33,120	405,340	1,163,451

M.H.R. Dingus	305,764	339,529	27,472	409,705	1,082,470

R.W. Owens	364,983	470,117	38,002	27,889	900,991

B.G. Fischer	310,840	414,151	33,120	11,073	769,184

[2]

The amounts included in this column reflect the compensation costs associated with stock option awards recognized as expense in Sunoco’s financial statements in accordance with SFAS 123R. The options are exercisable two years after the date of grant. The costs relate to option awards granted in December 2006 under LTPEP II, as well as outstanding prior awards granted in December 2004 and 2005. In addition, Messrs. Drosdick, Maness, Hofmann, Valutas and Dingus are retirement eligible. Under SFAS 123R, the full grant date fair value of their December 2006 awards was recognized in 2006 rather than over the two-year vesting period. As noted in Note 17 to the Consolidated Financial Statements in the Sunoco, Inc. 2006 Annual Report to Shareholders, the value used for recognition of expense for stock options was calculated using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2004	2005	2006

Expected Life (Years)	5	5	5

Risk-Free Interest Rate	3.8%	4.5%	4.4%

Dividend Yield	1.5%	1.0%	1.5%

Expected Volatility	27.4%	27.7%	28.8%

NOTES TO TABLE: (CONTINUED)

The following table summarizes the 2006 expense by grant date of the award:

Name	2004 Award ($)	2005 Award ($)	2006 Award ($)	Total ($)

J.G. Drosdick	1,184,966	1,297,320	2,438,465	4,920,751

J.H. Maness	329,380	355,056	805,149	1,489,585

T.W. Hofmann	301,263	284,500	612,188	1,197,951

C.K. Valutas	250,048	238,980	419,226	908,254

M.H.R. Dingus	204,859	193,460	423,144	821,463

R.W. Owens	283,187	267,430	28,895	579,512

B.G. Fischer	250,048	238,980	17,631	506,659

[3]	The amounts in this column are the annual incentive amounts for 2006, which paid out in cash in early 2007 ranging between 130.36% and 138.76% of target.

[4]	The amounts in this column reflect the change in pension value.

[5]	For the components of the items in this column, see the table on page 57.

[6]

The calculation of the CEO SERP values in the Pension Benefits and Summary Compensation Tables apply the methodology and assumptions consistent with those used in the Company’s financial statements. The CEO SERP benefit is vested after completion of ten years of service. When measuring the change in pension value above, the CEO SERP benefit amount is assumed to accrue ratably during his first ten years of service at 10% per year. Mr. Drosdick became vested in the CEO SERP benefit in November 2006 having attained ten years of service with 100% of his expected retirement benefit taken into account in the present value at December 31, 2006.

The change in pension value during 2006 is comprised of the following:

■	$1,712,572 increase attributed to ratably accruing for the value of the CEO SERP benefit from 90% at year-end 2005 to 100% at year-end 2006
■	$959,040 increase attributed to interest due to the decrease in the discount period at the 5.60% prior-year discount rate
■	$6,397,677 increase attributed to an increase in his consecutive three-year average earnings for compensation during 2006
■	$654,902 decrease primarily attributable to an increase to the discount rate and lump sum interest rate assumptions utilized at year-end 2006 for the Company’s financial statements

Future changes in pension value will be influenced by changes in his three-year average earnings computation, actual age at retirement, movement in interest rates and regulatory changes. Assuming all assumptions and regulations as of December 31, 2006 remain unchanged as of December 31, 2007, the change in pension value during 2007 is estimated to be $1,700,000, primarily driven by the interest at the 5.85% discount rate at year-end 2006.

[7]

The amount shown includes $77,855 for perquisites in 2006. The perquisites include $3,008 representing the cost to Sunoco for a Company-provided leased car, which Mr. Drosdick returned in July 2006, and $74,847 representing the incremental cost to Sunoco for personal use of the corporate aircraft, which the Board of Directors recommended for security reasons.

[8]

The amount shown includes $14,128 for perquisites in 2006, of which $9,869 is related to personal use of a country club membership, $3,480 for Company-provided parking and the rest for home security monitoring.

[9]

The amount shown includes $20,653 for perquisites in 2006, of which $6,763 is related to personal use of country club memberships, $10,050 for financial counseling, and $3,840 for Company-provided parking. Mr. Hofmann’s spouse accompanied him on a business trip on the corporate aircraft, but there was no incremental cost to the Company.

NOTES TO TABLE: (CONTINUED)

[10]

The amount shown includes $32,862 for perquisites in 2006, of which $13,500 is related to personal use of country club memberships, $15,198 for financial counseling, $3,840 for Company-provided parking and the rest for home security monitoring.

[11]

The amount shown includes $11,039 for perquisites in 2006, of which $7,559 is related to personal use of country club memberships and $3,480 is for Company-provided parking. Mr. Dingus’ spouse also accompanied him on business trips on the corporate aircraft, but there was no incremental cost to the Company.

[12]

The amount shown includes $28,237 for perquisites in 2006, of which $24,037 is related to personal use of country club memberships, $3,480 for Company-provided parking, and the rest is for financial counseling. Mr. Fischer’s spouse accompanied him on business trips on the corporate aircraft, but there was no incremental cost to the Company.

Salary:    The amounts reflected in this column are the salaries approved by the Compensation Committee in December 2005, effective January 1, 2006.

Bonus:    The NEOs do not receive payments that would be characterized as “Bonus” payments. Sunoco’s annual incentive award is performance-based. The annual incentive awards received by the NEOs for 2006 are included under “Non-Equity Incentive Plan Compensation”.

Stock Awards:    The amounts reflected in this column are the amounts expensed pertaining to the NEOs in Sunoco’s 2006 financial statements in accordance with SFAS 123R for the 2003-2006 CSU awards. (See footnote 1 to the Summary Compensation Table above). The number of performance-based CSUs awarded to each NEO in 2006 is the target amount in the Grants of Plan-Based Awards in 2006 Table below, under “Estimated Future Payouts Under Equity Incentive Plan Awards.” For the 2006 awards, payout will depend upon performance over the 2007-2009 performance period based on two equally weighted performance measures relative to Sunoco’s peer group—total shareholder return and earnings per share growth versus the prior three-year period. (See page 43 of the Compensation Discussion and Analysis for the specific performance payout levels.) Although the long-term incentive plan, as approved by shareholders, allows for a maximum payout of 200%, the Compensation Committee decided to cap the maximum payout of these awards for the 2005 and 2006 awards at 150%. The actual payout of these awards may range from 0% to 150% based on actual results. Further, the Compensation Committee determined that maximum payout can only occur if Sunoco ranks first among the peer group in both performance measures. At the end of the performance period, to the extent the performance-based CSUs are paid out, each holder of the CSUs receives an amount equal to the cash dividends that would have been paid to such holder over the performance period had he or she been the holder of record of shares of Sunoco common stock equal to the number of performance-based CSUs that are paid out. Performance-based CSU awards vest upon completion of the three-year performance period. Upon retirement, death or permanent disability, CSUs continue to vest pursuant to the vesting schedule, but the actual payout, if any, continues to be dependent upon the performance levels achieved over the three-year performance period.

Option Awards:    The amounts reflected in this column are the amounts expensed pertaining to the NEOs in Sunoco’s 2006 financial statements in accordance with SFAS 123R for the 2004-2006 stock option awards. (See footnote 2 to the Summary Compensation Table above.) The number of stock options awarded to each NEO in 2006 is included in the Grants of Plan-Based Awards in 2006 Table below, under “All Other Option Awards: Number of Securities Underlying Options.” Each option was awarded with an exercise price, which is equal to the price of a share of Sunoco common stock on the date the stock option was granted, and will become exercisable two years from the grant date. Each option has a term of ten years from the date of grant. Options generally are exercisable after two years. Upon retirement, death or permanent disability, options become fully vested and may be exercised for up to 60 months, but not after the end of the original ten-year option term. These stock options were granted along with an equal number of limited rights. Limited rights become exercisable only in the event of a change in control if the NEO leaves as a result of a qualifying termination. These rights permit the holder to be paid in cash the appreciation on a stock option instead of receiving common stock by exercising the option.

Non-Equity Incentive Plan Compensation:    The amounts in this column are the payments earned by the NEOs for 2006 under the Executive Incentive Plan, Sunoco’s annual incentive plan, and paid out in early 2007. (See also the Grants of Plan-Based Awards in 2006 Table below.) The performance goals for 2006 were based on meeting weighted objectives for the following principal measurements:

➢	Performance relative to the Company’s targeted after-tax operating income of $950 million, as approved by the Committee (weighted 60%); and

➢

Sunoco’s performance relative to the peer group that had been in effect when the performance objectives were established, as measured by ROCE (See the Compensation Discussion and Analysis, page 41, for the percentile rank and payout factors) (weighted 40%);

as modified by certain HES performance goals.

Strong realized refining margins together with improved retail margins in 2006 helped to drive another good year for the Company’s income and ROCE. As a result, the 2006 annual incentives paid out ranging between 130.36% and 138.76% for the NEOs. Sunoco’s 2006 operating income was $979 million and its ROCE was 28.3%.

The following table shows the grants of awards made in 2006:

Grants of Plan-Based Awards in 2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options[2] (#)	Exercise or Base Price of Option Awards ($/Sh) [3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

J. G. Drosdick	12/6/06				0	37,790	56,685				2,585,970
	12/6/06								124,475	68.43	2,438,465
	1/1/06	0	1,368,000	2,736,000
J. H. Maness	12/6/06				0	12,500	18,750				855,375
	12/6/06								41,100	68.43	805,149
	1/1/06	0	412,500	825,000
T. W. Hofmann	12/6/06				0	9,500	14,250				650,085
	12/6/06								31,250	68.43	612,188
	1/1/06	0	350,000	700,000
C. K. Valutas	12/6/06				0	6,500	9,750				444,795
	12/6/06								21,400	68.43	419,226
	1/1/06	0	269,100	538,200
M. H. R. Dingus	12/6/06				0	6,570	9,855				449,585
	12/6/06								21,600	68.43	423,144
	1/1/06	0	262,373	524,746
R. W. Owens	12/6/06				0	8,050	12,075				550,862
	12/6/06								26,550	68.43	520,115
	1/1/06	0	326,025	652,050
B. G. Fischer	12/6/06				0	6,570	9,855				449,585
	12/6/06								21,600	68.43	423,144
	1/1/06	0	269,100	538,200

NOTES TO TABLE:

[1]	The annual incentive was awarded under the Sunoco, Inc. Executive Incentive Plan. The grant date provided is the date that the plan year began for the 2006 annual incentive.

[2]	The performance-based CSUs and stock options were awarded under LTPEP II. The stock options were granted in tandem with limited rights.

[3]	The exercise price is equal to the closing price of a share of Sunoco common stock on the date that the stock option was granted.

[4]	The grant date fair value was calculated in accordance with SFAS 123R.

Change in Pension Value and Nonqualified Deferred Compensation Earnings:    The amounts in this column reflect only the change in each NEO’s pension value between December 31, 2005 and December 31, 2006. The change in Mr. Drosdick’s present pension value reflects the increase attributed to ratably recognizing the CEO SERP benefit, increase due to accretion in interest, increase in his consecutive three-year average earnings for compensation in 2006, and a decrease due to an increase in the discount rate and lump sum interest rate assumptions utilized. (See footnote 6 to the Summary Compensation Table, page 54.) There is no above-market compensation on the NEOs’ deferred compensation balances.

All Other Compensation:    The amounts in this column in the Summary Compensation Table reflect the following items of compensation in 2006:

Name	Company Match Under Defined Contribution Plans	Cost of Basic Life Insurance	Perquisites[1]	Tax Gross-Ups	Total

J. G. Drosdick	$57,000	$2,700	$77,855	$18,816	$156,371

J. H. Maness	$27,500	$1,485	$14,128	$8,930	$52,043

T. W. Hofmann	$25,000	$1,350	$20,653	$7,573	$54,576

C. K. Valutas	$20,700	$1,118	$32,862	$12,430	$67,110

M. H. R. Dingus	$20,183	$1,090	$11,039	$6,857	$39,169

R. W. Owens	$23,287	$1,258	$7,719	$2,285	$34,549

B. G. Fischer	$20,700	$1,118	$28,237	$22,818	$72,873

NOTE TO TABLE:

[1]	See also footnotes 7 through 12 of the Summary Compensation Table on pages 54 to 55.

The amounts in the “Company Match Under Defined Contribution Plans” column in the table above reflect the amounts of the Company’s annual matching contributions into the qualified and nonqualified defined contribution plans. The NEOs participate in two defined contribution plans: (i) SunCAP, Sunoco’s 401(k) plan, and (ii) the Sunoco, Inc. Savings Restoration Plan, which permits a SunCAP participant to continue receiving the Company-matching contribution after reaching certain limitations under the Code. (See also the information under “Nonqualified Deferred Compensation in 2006” on page 66.)

The Company provides basic life insurance coverage to employees, including the NEOs. The coverage/premium amount is one times base salary up to a maximum of $1 million.

In 2006, the NEOs received the following perquisites: an allotment of $2,500 for financial counseling, and reimbursement for the actual amount spent; a Company-paid parking space at the headquarters office; reimbursement for fees (prior to April 2006) and dues related to country and social club memberships (in addition to the limited number of club memberships that the Company maintains for business purposes); for Messrs. Drosdick, Maness, Owens and Valutas, home security monitoring system; and in the case of the CEO only, a Company-provided car (which he returned in July 2006) and access to corporate aircraft for personal use for security reasons, as determined by the Board of Directors. A spouse and/or family member may accompany the executive on a business trip, and, in the case of the CEO, a spouse and/or family member may accompany him on business or personal trips. The annual financial counseling allowance of $2,500 per year was discontinued as of January 1, 2007; however, to the extent a NEO had accrued a balance prior to 2005, he is allowed to draw on that balance for financial counseling until it is depleted. The CEO gave up his financial counseling benefit effective January 1, 2006. (See the Nonqualified Deferred Compensation in 2006 Table on page 66 for the other NEOs’ financial counseling balances as of December 31, 2006.) (See “Perquisites” discussion on pages 46 to 47 in the Compensation Discussion and Analysis regarding the elimination of certain perquisites.)

Sunoco’s methodologies for calculating the costs associated with perquisites are as follows. The costs associated with the personal use of the corporate aircraft are equal to the incremental cost to the Company based on cost of fuel and amount of fuel used per hour of flight, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking fees, and maintenance-related costs for the aircraft used for personal flights. Since the corporate aircraft are primarily used for business-related travel, fixed costs that do not change based on usage (e.g., pilots’ and other employees’ salaries, purchase costs of Company-owned aircraft, the cost of and maintenance not related to personal travel) are not included. The value of personal use of the Company-provided car was based on the lease value, plus mileage and fuel charges related to the personal use of the car. For home security monitoring, parking, and club memberships the actual cost has been used. The value of the financial counseling benefit is the amount actually reimbursed.

The Company provides NEOs with tax gross-ups for business club memberships and, through April 2006, for country club memberships; and for spousal/family flights on the corporate aircraft when a spouse/family member accompanies an executive on business, if any. In the case of the CEO, tax gross-ups for personal use of the corporate aircraft were eliminated beginning in 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. G. Drosdick			114,000 124,475	[1] [2]		77.54 68.43	11/30/15 12/6/16			63,280 32,000 37,790	[3] [4] [5]	7,892,282 2,993,280 3,534,877	[6] [6] [6]

J. H. Maness			31,200 41,100	[1] [2]		77.54 68.43	11/30/15 12/6/16			17,560 8,600 12,500	[3] [4] [5]	2,190,083 804,444 1,169,250	[6] [6] [6]

T. W. Hofmann	60,000	[7]	25,000 31,250	[1] [2]		41.28 77.54 68.43	12/1/14 11/30/15 12/6/16			16,040 6,860 9,500	[3] [4] [5]	2,000,509 641,684 888,630	[6] [6] [6]

C. K. Valutas			21,000 21,400	[1] [2]		77.54 68.43	11/30/15 12/6/16			13,320 5,630 6,500	[3] [4] [5]	1,661,270 526,630 608,010	[6] [6] [6]

M.H.R. Dingus	40,800	[7]	17,000 21,600	[1] [2]		41.28 77.54 68.43	12/1/14 11/30/15 12/6/16			10,920 4,670 6,570	[3] [4] [5]	1,361,942 436,832 614,558	[6] [6] [6]

R. W. Owens			23,500 26,550	[1] [2]		77.54 68.43	11/30/15 12/6/16			15,120 6,460 8,050	[3] [4] [5]	1,885,766 604,268 752,997	[6] [6] [6]

B. G. Fischer	19,800	[7]	21,000 21,600	[1] [2]		41.28 77.54 68.43	12/1/14 11/30/15 12/6/16			13,320 5,630 6,570	[3] [4] [5]	1,661,270 526,630 614,558	[6] [6] [6]

NOTES TO TABLE:

[1]	These options, which were granted with an equal number of limited rights, were awarded in December 2005 and become exercisable in December 2007.

[2]	These options, which were granted with an equal number of limited rights, were awarded in December 2006 and become exercisable in December 2008.

[3]

These performance-based CSUs were awarded in December 2004. The performance period ends on December 31, 2007. The actual payout of the performance-based CSU awards granted will depend on the level of performance achieved over a three-year period subsequent to the date of grant, measured on a scale combining the Company’s ROCE as measured against Sunoco’s peer group, and the Company’s compound annual growth in its EPS. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid over the performance period had he or she been the holder of record of shares of Sunoco common stock equal to the number of the performance-based CSUs that are paid out, if any. Any CSUs which are earned will be paid out in cash based upon the average price of the Company’s common stock for the last ten trading days of the performance period. Payout will range between 0% and 200%.

[4]

These performance-based CSUs were granted in December 2005. The performance period ends on December 31, 2008. The actual payout of the performance based CSU awards granted will depend upon the achievement by the Company of certain performance levels based on two equally weighted performance measures relative to Sunoco’s peer group: TSR and EPS growth, which is measured as the average EPS during the three-year performance period versus the average for the prior three-year period. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been

NOTES TO TABLE: (CONTINUED)

paid over the performance period had he or she been the holder of record of shares of Sunoco common stock equal to the number of the performance-based CSUs that are paid out, if any. Any CSUs which are earned will be paid in cash based upon the average price of the Company’s common stock for the last ten trading days of the performance period. Payout will range between 0% and 150%.

[5]

These performance-based CSUs were granted in December 2006. The performance period ends on December 31, 2009. The actual payout of the performance based CSU awards granted will depend upon the achievement by the Company of certain performance levels based on two equally weighted performance measures relative to Sunoco’s peer group: TSR and EPS growth, which is measured as the average EPS during the three-year performance period versus the average for the prior three-year period. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid over the performance period had he or she been the holder of record of shares of Sunoco common stock equal to the number of the performance-based CSUs that are paid out, if any. Any CSUs which are earned will be paid in cash based upon the average price of the Company’s common stock for the last ten trading days of the performance period. Payout will range between 0% and 150%.

[6]

The market value or payout value of the unearned CSUs is based on the closing price of Sunoco common stock on December 29, 2006 (the last trading day of the year) of $62.36, and assumes a payout of the maximum of 200% for the 2004 awards and 150% for the 2005 and 2006 awards. The maximum payout is assumed pursuant to the SEC’s requirements because the previous fiscal year’s performance achieved the maximum performance level.

[7]	These options, which were granted with an equal number of limited rights, were awarded in December 2004 and became exercisable in December 2006.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards[2]

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

J. G. Drosdick	236,000	6,053,400	0	0

J. H. Maness	65,600	1,743,648	0	0

T. W. Hofmann	0	0	0	0

C. K. Valutas	49,800	1,338,624	0	0

M.H.R. Dingus	0	0	0	0

R. W. Owens	56,400	1,531,260	0	0

B. G. Fischer	30,000	809,400	0	0

NOTES TO TABLE:

[1]

The value realized is equal to the difference between the option exercise prices and the fair market value of Sunoco common stock on the dates of exercise, multiplied by the number of options exercised.

[2]

The performance period for the CSUs awarded in December 2003 was January 1, 2004 through December 31, 2006. While the performance-based CSUs awarded to the NEOs in December 2003 derived their value from Sunoco common stock and were valued under SFAS 123R, they were payable in cash. These CSUs paid out at 200% because the maximum performance levels were exceeded over this three-year period. The performance measures for these awards were ROCE versus the Company’s cost of capital and growth in EPS. Average annual ROCE versus the average cost of capital for the performance period was 27.6% versus 10% and the compounded annual EPS growth was 64.3%. The value of the performance-based CSUs upon vesting was determined by: multiplying the number of performance-based CSUs awarded by the performance factor at the end of the performance period (200%) and then by the average closing price of Sunoco’s common stock for the last ten days of the performance period, which was $64.095. The related dividend equivalents that were earned were also paid. The price of the Company’s common stock at the grant date of the award was $24.51 (as adjusted to reflect the August 1, 2005 two-for-one stock split). The following table reflects the number of performance-based CSUs that the NEOs received at the end of the performance period, based on the performance factor, and the value they realized from the CSUs, including dividend equivalents:

Name	Number of Performance-Based CSUs on Vesting (#)	Value Realized on Vesting ($)

J. G. Drosdick	163,200	10,831,584

J. H. Maness	31,600	2,097,292

T. W. Hofmann	30,880	2,049,506

C. K. Valutas	25,720	1,707,036

M.H.R. Dingus	25,300	1,679,161

R. W. Owens	30,200	2,004,374

B. G. Fischer	25,720	1,707,036

Pension Benefits

The following table shows the actuarial present values of the NEOs’ accumulated pension benefit under each of the retirement plans, through December 31, 2006, together with their credited years of service. The benefits were determined using assumptions consistent with those used by the Company in its financial statements. (See footnote 1 below).

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)

	SCIRP	10.13		264,550	0
J. G. Drosdick	Pension Restoration	10.13		2,470,826	0
	SERP	10.13		21,092,156	0
	SCIRP	6.67		96,957	0
J. H. Maness[2]	Pension Restoration	6.67		570,687	0
	SERP	6.67		2,176,528	0
	SCIRP	29.57		1,113,680	0
T. W. Hofmann	Pension Restoration	29.57		4,594,116	0
	SERP	29.57		0	0
	SCIRP	30.11		1,168,253	0
C. K. Valutas	Pension Restoration	30.11		3,932,225	0
	SERP	30.11		0	0
	SCIRP	36.01		1,462,685	0
M. H. R. Dingus	Pension Restoration	36.01		4,718,092	0
	SERP	36.01		0	0
	SCIRP	9.95		242,803	0
R. W. Owens[2]	Pension Restoration	9.95		563,518	0
	SERP	17.95	[3]	3,264,655	0
	SCIRP	28.15		852,564	0
B. G. Fischer	Pension Restoration	28.15		2,842,055	0
	SERP	28.15		0	0

NOTES TO TABLE:

[1]

An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2006 at a discount rate of 5.85%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using interest rate and mortality table assumptions applicable under current IRS regulations for qualified pension plans. The interest rate assumed for lump-sum payments is 4.85% and the lump-sum mortality table is derived from IRS regulations. In addition, the value of the lump-sum payment includes the estimated value of the 50% postretirement death benefit payable to the spouse of a retired participant under the SERP and the SCIRP Final Average Pay formula benefits described below, if married. It is assumed that 90% of all male members are married and 60% of females are married, with wives assumed to be 3 years younger than husbands. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. For Mr. Drosdick, the assumed retirement age is 65 for the CEO SERP benefit. For all other benefits and for NEOs, the assumed retirement age is 60. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, final service, future compensation levels, interest rate movements and regulatory changes.

NOTES TO TABLE: (CONTINUED)

[2]	Messrs. Maness’ and Owens’ pension benefits will be reduced by pension benefits payable by prior employers.

[3]

Under a prior employment agreement with the Company, Mr. Owens was credited with an additional 8 years of service under SERP for service with prior employers upon joining Sunoco in 1997. His actual credited years of service with Sunoco under SCIRP and the Pension Restoration Plan is 9.95 years, in accordance with the terms of the respective plans. The present value associated with granting 8.0 additional years of credited service in SERP is an estimated $710,131 at year-end 2006.

The NEOs are eligible to participate in certain Company-provided retirement plans, including the Sunoco, Inc. Retirement Plan, a qualified plan, and the Sunoco, Inc. Pension Restoration Plan and SERP, two nonqualified plans. Benefits under each of these plans are calculated based on cash compensation including both base salary and annual incentives. (See the amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 52 for the NEOs’ 2006 base salary and annual incentives.)

The Sunoco, Inc. Retirement Plan

The Sunoco, Inc. Retirement Plan (“SCIRP”) is a qualified defined benefit retirement plan that covers most salaried and many hourly employees, including the NEOs. SCIRP provides for normal retirement at age 65. The plan includes two benefit formulas:

(1)	Final Average Pay formula.

■

Benefit equals 1 2/3% of Final Average Pay (the average earnings during the 36 consecutive months of highest earnings in the last ten years prior to retirement) multiplied by the credited service up to 30 years, plus  3/4% of final average pay multiplied by the credited service over 30 years.

■	The amount is then reduced by 1 2/3% of the estimated Social Security Primary Insurance amount multiplied by the credited years of service up to a maximum of 30 years.
■

The Final Average Pay benefit is reduced by  5/12% for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 being 75% of the unreduced Final Average Pay benefit.

(2)	Career Pay (cash balance) formula.

■	The benefit is expressed as an account balance, which is comprised of pay credits and indexing adjustments.
■	Pay credits equal 7% of pay for the year up to the Social Security (FICA) Wage Base, ($94,200 in 2006) plus 12% of pay for the year that exceeds the Wage Base.
■	The indexing adjustment equals the account balance at the end of each month multiplied by the monthly change in the All-Urban Consumer Price Index, plus 0.17%. However, if in any month the adjustment would be negative, the adjustment would be zero for such month.

For employees, including NEOs, hired before January 1, 1987 (Messrs. Hofmann, Valutas, Dingus and Fischer), the benefits under SCIRP are the greater of the Final Average Pay or Career Pay formula benefits. An employee may retire at the Normal Retirement Age of 65 regardless of years of service with Sunoco, or may retire as early as age 55 with 10 years of service. All employees hired before January 1, 1987 are 100% vested in their benefits.

For employees, including NEOs, hired on or after January 1, 1987 (Messrs. Drosdick, Maness and Owens), retirement benefits are calculated under the Career Pay formula only. An employee may retire at the Normal Retirement Age of 65, or may retire as early as age 55 with 10 years of service. An employee is 40% vested in his or her benefit after completing two years of eligible service, with the vested portion increasing in 20% increments each year until it reaches 100% at five years.

The normal form of benefit under SCIRP is an annuity for the life of the employee, with 50% of that annuity paid for the life of the employee’s surviving spouse, if married (50% Joint and Survivor Benefit). This 50% Joint and Survivor benefit is free for participants who benefit under the Final Average Pay formula, but is reduced actuarially for participants who benefit under the Career Pay formula. Other forms of payment are also offered such as a lump sum and other annuity options. Under the Career Pay formula, the lump sum is equal to the value of the employee’s account, and under the Final Average Pay formula, the lump sum is the actuarial equivalent of the annuity benefit, based on IRS prescribed interest rates and mortality tables.

SCIRP is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits, under the plan. For 2006, the limit on the compensation that may be used was $220,000, and will be $225,000 for 2007. The limit on annual benefits payable for an employee retiring at age 65 in 2006 was $175,000, and for 2007 is $180,000. Benefits in excess of those permitted under the statutory limits are paid from the Pension Restoration Plan, described below.

The amounts presented in the table above are actuarial present values based on accrued annual benefits, using pay and service through December 31, 2006. If the benefit is paid in a lump sum, the actual amount distributed would vary depending on the actual interest rate and the mortality assumptions used to calculate the distribution at the time of retirement. The lump-sum conversion mortality table and the method for selecting the lump-sum conversion interest rate is due to change in 2008 under the Pension Protection Act of 2006. It is not known at this time what impact this change will have on lump sum distributions. The estimated amounts above do not take into account future credited service, potential future changes in base salary, the annual guideline incentive opportunity, or future annual incentives that may be paid as a result of Company performance.

Pension Restoration Plan

The Pension Restoration Plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under SCIRP, but are prohibited from being paid from SCIRP by the Code limits. (See the discussion regarding SCIRP above for the limits.) The benefit paid by the Pension Restoration Plan is the excess of the total benefit accrued under SCIRP over the amount of benefit that SCIRP is permitted to provide under the Code. All benefits under the Pension Restoration Plan are paid in a lump sum calculated using the same actuarial factors applicable under SCIRP. Payment of benefits is made upon termination of employment, except that payment of amounts subject to Code Section 409A is delayed until six months after separation from service for any specified employee as defined under Code Section 409A.

Sunoco, Inc. Executive Retirement Plan

The Sunoco, Inc. Executive Retirement Plan (“SERP”) is a nonqualified defined benefit plan that may cover certain executive employees, including the NEOs. The SERP may provide pension benefits over and above an NEO’s benefits under SCIRP and the Pension Restoration Plan. All SERP benefits are offset by SCIRP and Pension Restoration Plan benefits. NEOs hired before 1987 (Messrs. Hofmann, Valutas, Dingus and Fischer) generally will not receive a SERP benefit at retirement, since at retirement their SCIRP and Pension Restoration Plan benefits will equal or exceed their SERP benefits. An NEO must be at least 55 years old with five years of Executive Service (defined below) to be eligible for a SERP retirement benefit.

The SERP provides Mr. Drosdick with a benefit equal to 60% of final average pay at retirement at age 65, reduced by benefits to be paid from SCIRP and the Pension Restoration Plan. The benefit vested with ten years of service (which occurred in November 2006), and will be reduced  5/12% a month for each month that his retirement precedes age 65. The benefit accrued after December 31, 2004 is payable in a lump sum. At the time of retirement, Mr. Drosdick may elect either a lump sum or an annuity for benefits accrued prior to January 1, 2005. Payments of all benefits accrued before January 1, 2005 for Mr. Drosdick will be payable at the time of his retirement, and payment of benefits accrued after December 31, 2004 will be delayed until six months after separation from service pursuant to Code Section 409A.

For Messrs. Maness and Owens, the SERP benefit (before offset by SCIRP and Pension Restoration Plan benefits) equals the highest benefit resulting from three calculations:

(1)	SCIRP Final Average Pay formula (described above).

(2)	Minimum Benefit formula.

■	The benefit equals 3 1/3% of final average pay multiplied by credited service up to 12 years, with the maximum benefit under this formula equal to 40% of final average pay.
■	The Minimum Benefit is reduced by 5/12% for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 being 75% of the unreduced Minimum Benefit.
■	The Minimum Benefit is offset by the value of benefits paid by a prior employer’s qualified and non-qualified retirement plans.

(3)	Executive Service formula.

■	The benefit equals 2 1/4% of final average pay multiplied by Executive Service, with the maximum benefit under this formula equal to 50% of final average pay.
■

The Executive Service benefit is reduced by  5/12% for each month that retirement precedes age 62 (down to age 55), with the early retirement benefit at age 55 being 65% of the unreduced Executive Service Benefit. There is no reduction when payments start at age 62 or later.

■

Executive Service means service with Sunoco while the participant was an Executive Resources employee (i.e., one of the approximately 40 top executives), except that in the case of a Principal Officer who becomes a participant after December 31, 2002, Executive Service includes only service while a Principal Officer. A Principal Officer means the President, Chief Executive Officer, Chief Operating Officer, and employees reporting directly to those positions (and any other individuals designated by the Board of Directors as Principal Officers).

Annual benefits computed under the Final Average Pay formula and the Executive Service formula cannot exceed 50% of Final Average Pay.

Benefits under the SERP are paid in a lump sum calculated using the same actuarial factors applicable under SCIRP, with payment delayed until six months after separation from service with Sunoco pursuant to Code Section 409A for any specified employee as defined in Code Section 409A.

Any SERP benefit payable to Mr. Owens will be offset by accrued benefits from the pension plans of prior employers as provided in his initial employment arrangement with the Company. For purposes of calculating his benefits under SERP, Mr. Owens has been credited with eight additional years of service due to prior service with certain former employers.

The two nonqualified benefit plans are unfunded. The benefits from the nonqualified benefit plans are paid from general corporate assets which are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Nonqualified Deferred Compensation in 2006

Name	Source	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)

J. G. Drosdick	Savings Restoration Plan	46,000	46,000	[1]	168,996	[2]	0		1,023,354	[3]

J. H. Maness	Savings Restoration Plan	16,500	16,500	[1]	(62,617)[2]		0		284,746	[3]
	Financial Counseling	0	0		0		0		8,500	[4]

T. W. Hofmann	Savings Restoration Plan	14,000	14,000	[1]	25,390	[2]	0		203,886	[3]
	Financial Counseling	0	0		0		7,550	[4]	14,660	[4]

C. K. Valutas	Savings Restoration Plan	9,700	9,700	[1]	20,976	[2]	0		163,644	[3]
	Financial Counseling	0	0		0		12,698	[4]	0

M. H. R. Dingus	Savings Restoration Plan	9,183	9,183	[1]	48,815	[2]	0		361,287	[3]
	Financial Counseling	0	0		0		0		17,233	[4]
	Deferred Compensation Plan	0	0		33,554	[5]	0		631,180

R. W. Owens	Savings Restoration Plan	12,287	12,287	[1]	(84,815)[2]		0		435,583	[3]
	Financial Counseling	0	0		0		0		1,200	[4]

B. G. Fischer	Savings Restoration Plan	9,700	9,700	[1]	24,263	[2]	0		180,232	[3]
	Financial Counseling	0	0		0		0		10,694	[4]

NOTES TO TABLE:

[1]	These amounts reflect the Company match under the Savings Restoration Plan (described below), which are also included in the Summary Compensation Table in the “All Other Compensation” column.

[2]

These amounts reflect the net gains (losses) attributable to the investment funds in which the NEOs are deemed to have chosen to invest their contributions and the Company’s matching contributions under the Savings Restoration Plan, which are based upon how their contributions under SunCAP, the 401(k) plan, are invested.

[3]

The aggregate balances include the following aggregate amounts of Company matches under the Savings Restoration Plan that were previously reported in Summary Compensation Tables as compensation in prior proxy statements when the individual NEO was included as an NEO, and not including the amounts in the “Registrant Contributions” column above: J.G. Drosdick–$265,002; J.H. Maness–$52,077; T.W. Hofmann–$46,581; C.K. Valutas–$46,495; M.H.R. Dingus–$7,500;

NOTES TO TABLE: (CONTINUED)

R.W. Owens–$59,423; and B.G. Fischer–$17,000. The prior rules required that only the Company match and above-market or preferential earnings, if any, be disclosed. In addition, since the executives’ contributions come out of their salary, to the extent the NEO was included in the Summary Compensation Table and his salary listed, the executive contribution for that year would have been included in the reported salary for the respective year.

[4]

The aggregate withdrawals/distributions reflect the amounts used for financial counseling services during 2006. Although the financial counseling allowances were discontinued effective January 1, 2007, the NEOs may use any remaining amounts that they have not used, that were accrued before 2005, until the balance has been depleted.

[5]

This amount reflects the aggregate amount of interest earned in 2006 on Mr. Dingus’ deferred account under the executive Deferred Compensation Plan. Incentive awards paid after December 31, 2004 can no longer be deferred.

The Nonqualified Deferred Compensation in 2006 Table above includes deferred compensation provided to the NEOs in 2006 under the Sunoco, Inc. Savings Restoration Plan and the remaining allotment for use toward financial planning. The NEOs may participate in the Sunoco, Inc. Savings Restoration Plan, which is a nonqualified plan that is made available to employees who participate in SunCAP and who may be subject to a compensation limitation and/or a contributions limitation under SunCAP pursuant to the Code. The compensation limit for 2006 was $220,000 and the limit for 2007 is $225,000. The contribution limit for 2006 was $44,000 and the limit for 2007 is $45,000. Under this plan, the participant may contribute to an account an amount in excess of the applicable limits. The executive’s contributions and the matching contributions by Sunoco are credited to the extent that they would be credited under SunCAP (i.e., allocated among the investment funds selected by the executive in SunCAP) (up to a maximum of 5% of base salary). The investment funds are the same as those available to all employees participating in SunCAP. The participant will receive earnings, depending on the fund the contributions are allocated to, which are calculated in the same manner and at the same rate as earnings to employees participating in similar funds in SunCAP.

Sunoco has provided the NEOs with an annual allotment for use toward financial planning. Prior to 2006, to the extent that the NEO did not use the allotment, a balance accumulated in a book account. Mr. Drosdick voluntarily gave up his financial counseling allotment for 2006, while the other NEOs received an allotment of $2,500 for use in 2006. This 2006 allotment could not be carried over to 2007. The Company has discontinued the allotment beginning in 2007; however, the NEOs are allowed to use the remaining balances accrued prior to 2005, if any. No interest is added to these book accounts.

The Sunoco, Inc. Deferred Compensation Plan provided the NEOs the opportunity to defer the receipt of all or a portion of the annual incentive awards paid to an executive before January 1, 2005, as designated by the executive. Mr. Dingus deferred certain annual incentives paid prior to 2005, and has an outstanding balance under this Plan (see the table above). His account is credited with interest at a rate set annually by the Compensation Committee, which reflects Sunoco’s cost of borrowing. The interest rate for 2006 was 5.5%. Neither the CEO nor any of the other NEOs have any outstanding deferred compensation balances under the Sunoco, Inc. Deferred Compensation Plan. No annual incentive awards paid after December 31, 2004 may be deferred under this plan.

Other Potential Post-Employment Payments

There are certain plans or provisions described below that provide for payment of benefits to the NEOs at, following or in connection with termination or separation from employment or change in control of the Company. The following describes the benefits that the NEOs would receive if such an event occurred on December 31, 2006. The actual amounts paid to a NEO can only be determined at the time of such NEO’s separation from the Company.

A.	Payments NEOs are Already Entitled to Receive

♦	Voluntary Termination—For Non-Retirement Eligible NEOs (Messrs. Owens and Fischer)

If Mr. Owens or Mr. Fischer voluntarily terminates employment (other than for death or permanent disability), he would receive the following benefits:

➢

Benefits accrued under SCIRP and the Pension Restoration Plan would be paid according to the terms of those plans applicable to terminated employees. (The benefits paid to NEOs under qualified and nonqualified pension plans are described on pages 62 through 65.) If Mr. Fischer terminates employment before age 55 he may elect to receive 75% of the unreduced SCIRP Final Average Pay benefit at age 55, or the actuarial equivalent of the unreduced SCIRP Final Average Pay benefit or his SCIRP Cash Balance account, if greater, at any time after termination before age 55. Mr. Owens would receive the balance in his SCIRP Cash Balance account any time after termination. To the extent that the amount payable under SCIRP exceeds the amount available due to IRS limits, the remaining amount would be paid under the Pension Restoration Plan on termination of employment, except that payment of amounts subject to Code Section 409A is delayed six months after separation from service.

➢	Under LTPEP II, outstanding vested stock options would be exercisable for ninety days after the termination date. Outstanding common stock units would be canceled as of the termination date.

➢

If Mr. Owens or Mr. Fischer voluntarily terminates his employment with the Company prior to December 31 of any plan year, he would not receive payment of any annual incentive award for that plan year. The entire annual incentive amount would be payable if termination was at December 31.

➢	Mr. Owens or Mr. Fischer would be entitled to receive an amount for his accrued vacation, which benefit is generally provided to active employees of Sunoco.

♦	Voluntary Termination—For Retirement Eligible NEOs (Messrs. Drosdick, Maness, Hofmann, Valutas and Dingus)

If Messrs. Drosdick, Maness, Hofmann, Valutas or Dingus voluntarily terminates employment, since they are retirement eligible, they would receive the following benefits:

➢

Benefits accrued under SCIRP, the Pension Restoration Plan and SERP would be paid according to the terms of those plans applicable to retired employees. To the extent that the amount payable under SCIRP exceeds the amount available due to IRS limits, the remaining amount would be paid under the Pension Restoration Plan on termination of employment, except that payment of amounts subject to Code Section 409A is delayed six months after separation from service. (The benefits paid to NEOs under qualified and nonqualified pension plans are described on pages 62 through 65.)

➢	Post-retirement medical and life insurance coverage would be available on the same basis as to other retired employees.

➢

Under LTPEP II, outstanding unvested stock options would continue to vest and outstanding vested stock options would be exercisable for sixty months (but not after the end of the original ten-year option term). All outstanding CSUs would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals.

➢

Messrs. Drosdick, Maness, Hofmann, Valutas and Dingus would receive a prorated annual incentive based on the date of termination of employment; or the entire annual incentive amount if termination was at December 31.

➢	Messrs. Drosdick, Maness, Hofmann, Valutas and Dingus would be entitled to receive an amount for their accrued vacation which benefit is generally provided to active employees of Sunoco.

♦	Disability

In case of disability, an NEO would be eligible for the following benefits:

➢	Benefits, including Social Security, up to 60% of base salary plus guideline annual incentive or $25,000 per month, whichever is less, under Sunoco’s long-term disability plan.

➢

Continued accrual of benefits under SCIRP and SERP until his normal retirement date or later, according to the terms of those plans. (The benefits paid to NEOs under qualified and nonqualified pension plans are described on pages 62 through 65.)

➢	Medical and life insurance coverage would be available on the same basis as to other disabled employees.

➢

Under LTPEP II, outstanding unvested stock options would continue to vest and outstanding vested stock options would be exercisable for sixty months (but not after the end of the original ten-year option term). All outstanding CSUs would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals.

➢	NEOs who become disabled would receive a prorated annual incentive based on date of eligibility for long-term disability benefits.

♦	Death

In case of death, an NEO’s beneficiaries or estate would receive the following benefits:

➢

Life insurance benefits would be payable equal to one times base compensation up to a maximum of $1 million plus any supplemental life insurance elected and paid for by the NEO. Travel Accident Insurance in the amount of three times base compensation (up to a maximum of $3 million) would be payable in the event of accidental death while traveling on

Company business. An Occupational Death benefit in the amount of $250,000 would be payable in the event of accidental death on the Company’s premises in the course of his job; however, the Occupational Death Plan does not pay benefits if there is a Travel Accident benefit of three times base compensation.

➢

For an NEO who is eligible for Final Average Pay formula benefits under SCIRP (Messrs. Hofmann, Valutas, Dingus and Fischer): A married NEO’s spouse would receive the greater of 50% of the benefit under the Final Average Pay formula or 100% of the benefit accrued under the Career Pay formula. A non-married NEO’s beneficiaries or estate would receive 100% of the benefit accrued under the Career Pay formula. This benefit is the same for all similarly situated employees.

➢

For an NEO that is eligible for Career Pay formula benefits only under SCIRP (Messrs. Drosdick, Maness and Owens): A married or non-married NEO’s spouse, beneficiaries or estate would receive 100% of the benefit accrued under the Career Pay formula. This benefit is the same for all similarly situated employees.

➢

For all NEOs, to the extent that the amount payable under SCIRP exceeds the amount available due to IRS limits, the remaining amount would be paid under the Pension Restoration Plan at the employee’s death.

➢	Under SERP, for the retirement eligible NEOs (Messrs. Drosdick and Maness) at death, a married NEO’s spouse would receive 50% of any benefit payable under the plan.

➢

If the NEO is married, medical coverage would be available to his spouse on the same basis as other married employees, i.e., if retirement eligible at death, coverage would be available to his spouse on the same basis as other retirement eligible employees. If not retirement eligible, coverage would be available for a period equal to the time he was employed by the Company or until the spouse reached age 65, if earlier.

➢

Under LTPEP II, outstanding unvested stock options would continue to vest and outstanding vested stock options would be exercisable for sixty months (but not after the end of the original ten-year option term). All outstanding CSUs would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals.

➢	A prorated annual incentive based on date of death would be paid to the NEO’s beneficiaries.

♦	Involuntary Termination—For Cause

If an NEO is terminated for cause:

➢

Benefits accrued under the SCIRP and the Pension Restoration Plan would be paid according to the terms of those plans applicable to terminated or retirement eligible employees, as described in the Voluntary Termination sections above.

➢	Under LTPEP II, outstanding vested stock options would terminate immediately and outstanding CSUs would be canceled as of the termination date.

➢	Any annual incentive award for that year would be forfeited.

➢	An NEO would be entitled to receive an amount for his accrued vacation, which benefit is generally provided to active employees of Sunoco.

B.	Additional Payments That NEOs May Receive

There are two post-employment scenarios which will potentially trigger the payment of compensation in addition to that which the NEO may already be entitled to receive under the post-employment scenarios described in Section A, “Payments NEOs are Already Entitled to Receive,” above. These two scenarios and the additional payments that could be triggered are set forth below.

♦	Involuntary Termination—Not for Cause

The Sunoco, Inc. Executive Involuntary Severance Plan (the “Involuntary Severance Plan”) provides severance allowances to executives whose employment is terminated by the Company for other than just cause, death or disability. This plan is available to Sunoco’s NEOs and approximately 30 other executives. The following is a summary of the benefits that would be available under this and other plans in the event of involuntary termination not for cause in addition to benefits described in the Section A, “Payments NEOs are Already Entitled to Receive,” above:

➢

In the case of Mr. Drosdick, severance payments would be for a period of and equal to two years of base salary plus the guideline annual incentive in effect on the termination date, as defined in the plan.

➢	The other NEOs would receive severance payments for a period of and equal to one and one-half years of base salary plus their guideline annual incentive in effect on the termination date.

➢

Messrs. Owens and Fischer would be eligible to receive the applicable annual incentive in effect on their employment termination date. If their date of termination occurred during the year, they would receive a prorated annual incentive award reflecting participation during a portion of the year.

➢

Messrs. Drosdick, Maness, Hofmann, Valutas and Dingus, since they are retirement eligible, would receive a prorated annual incentive based on the date of termination of employment, or the entire amount if termination was at December 31.

➢	Each NEO would be entitled to medical coverage for up to the period of severance received, at the same rate that such benefits are generally provided to active employees of Sunoco.

➢

Mr. Fischer would receive the present value of the free 50% surviving spouse’s benefit payable under SERP at age 55 in addition to the benefits under SCIRP and the Pension Restoration Plan payable in the event of voluntary termination. The present value of Mr. Fischer’s’ SERP benefit, which is subject to Code Section 409A, would be payable six months after separation from service.

➢

Mr. Owens would received the involuntary termination SERP benefit equal to his age 55 SERP benefit accrued at date of termination (prior to offset by the SCIRP and Pension Restoration Plan benefits), discounted to the date of termination, and then offset by the discounted value of the SCIRP and Pension Restoration Plan benefits. As noted above, Mr. Owens’ SERP benefits will also be offset by pension benefits payable by former employers. The present value of Mr. Owens’ SERP benefit, which is subject to Code Section 409A, would be payable six months after separation from service.

➢	Messrs. Drosdick, Maness, Hofmann, Valutas and Dingus, who are retirement eligible, would receive regular benefits provided under qualified and nonqualified retirement plans, as described above.

The estimated additional benefits to which the NEOs could be entitled under this scenario, assuming the involuntary termination occurred on December 31, 2006, are set forth in the table below. The amounts in the table reflect severance for all the NEOs, and for Messrs. Fischer and Owens who are not retirement eligible, also include additional pension benefits (described above) that they would not otherwise receive except for an involuntary termination. The additional pension benefits for Messrs. Fischer and Owens were calculated based on an interest rate of 4.69%. For Mr. Owens, the amount also includes his estimated additional SERP benefit based on his additional eight credited years of service with certain former employers, but the amount presented has not been reduced for benefits from prior employers.

Involuntary Termination—Not for Cause

Estimated Additional Payments

Name	Severance ($)	Additional Pension Benefits ($)	Total ($)

J. G. Drosdick	5,016,000	0	5,016,000

J. H. Maness	1,443,750	0	1,443,750

T. W. Hofmann	1,275,000	0	1,275,000

C. K. Valutas	1,024,650	0	1,024,650

M.H.R. Dingus	999,034	0	999,034

R. W. Owens	1,187,663	3,693,093	4,880,756

B. G. Fischer	1,024,650	222,666	1,247,316

♦	Involuntary Termination in the Event of a Change in Control

The Sunoco, Inc. Special Executive Severance Plan (the “CIC Plan”) provides severance allowances to executives whose employment is terminated in connection with or following a change in control of the Company. Sunoco’s NEOs participate in this plan. The plan was adopted to retain executives in the event of a potential major transaction or change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the departure or distraction of key management personnel. There is a “double trigger” for payment of severance benefits, which requires a change in control and a termination of employment (as defined in the plan) after the change in control. The following is a summary of the additional benefits that would be available under this and other plans in addition to the benefits described in the Section A, “Payments NEOs are Already Entitled to Receive,” above:

➢

If involuntary termination (whether actual or constructive and other than for just cause, death or disability) occurs within two years of a change in control, as defined in the plan, the CIC Plan would provide severance benefits. In the case of the CEO and the other NEOs, severance would be payable in a lump sum equal to three times annual compensation. For these purposes, annual compensation consists of:

•	the executive’s annual base salary in effect immediately prior to a change in control or immediately prior to his or her employment termination date, whichever is greater, plus

•

the greater of 100% of his or her annual incentive guideline in effect immediately before the change in control or employment termination date, or the highest annual incentive awarded to the NEO in any of the three years ending before the change in control or in any subsequent year ending before the employment termination date.

➢

In the case of a change in control, the plan also provides for (1) additional pension benefits, (2) full vesting of unvested stock options and accelerated vesting of outstanding CSUs, and (3) reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the change in control.

Under SCIRP, in the event of a change in control, the benefits of a NEO whose employment is terminated (as defined in the plan) after a change in control (a “double trigger”), are increased as follows:

➢

If the NEO is subject to the Final Average Pay formula (Messrs. Hofmann, Valutas, Dingus and Fischer): A participant’s service is increased by three years, subject to reduction for service after the change in control. Final Average Pay will be the greater of (A) the regularly determined Final Average Pay, (B) Final Average Pay based on earnings of the month preceding the change in control, or (C) Final Average Pay based on earnings for the month preceding the termination of employment. For purposes of (B) and (C), monthly earnings will include base salary and  1/12 of the unadjusted annual incentive guideline under the Sunoco, Inc. Executive Incentive Plan.

➢

If the NEO is subject to the Career Pay (cash balance) formula (Messrs. Drosdick, Maness and Owens): A participant’s service is increased by three years, subject to reduction for service after the change in control. In the month of termination, a participant’s Career Pay Earnings are increased by an amount equal to 36 months less the number of months worked after the change in control, times the greater of Career Pay Earnings for (A) the month preceding termination or (B) the month preceding the change in control. For purposes of (A) and (B), monthly earnings will include base salary and  1/12 of the annual incentive guideline under the Sunoco, Inc. Executive Incentive Plan.

Under SERP, after a change in control and a qualifying termination (as defined in the plan) (a “double trigger”), a participant becomes 100% vested in his SERP benefit. The following provisions also apply:

➢

A participant’s service is increased by three years, subject to reduction for service after the change in control. The three-year increase in service does not apply to Mr. Drosdick, whose benefit is provided under the CEO SERP formula, described on page 65 above.

➢	Final Average Pay at termination is no less than Final Average Pay at the time of the change in control.

➢	In the case of a participant under age 55 at the time of termination, the change in control benefit will equal the benefit that would have been paid at age 55, discounted to the date of termination.

➢

The benefit will be paid in a lump sum six months after separation from service with Sunoco pursuant to Code Section 409A, except for Mr. Drosdick’s SERP benefit earned prior to December 31, 2004, which is payable immediately upon separation from service.

Under LTPEP II, if a change in control occurs, each outstanding stock option will become immediately and fully exercisable (a “single trigger”). Limited rights, which are attached to an option, may be exercised during the seven-month period following the date of a change in control if the participant leaves as a result of a qualifying termination (as defined in the plan), and permit the holder to be paid in cash the appreciation on a stock option (the difference between the option price and highest trading price or price paid during a specified period) instead of receiving shares by exercising the option. In addition, all performance-based CSUs will fully vest. The CSUs that have been outstanding for more than one year will be paid out at the greater of target or in an amount in line with actual performance results. The CSUs that have been outstanding for less than one year will be paid out at target. Retention-based CSUs will be paid out at target.

With regard to a change in control of the Company, Section 280G of the Code disallows the deduction of certain payments made to “disqualified individuals” that are contingent on a change in control. A change in control is defined as the occurrence of certain events, including the acquisition by a third party of 20% or more of Sunoco’s outstanding voting securities, a change in the majority of the Board of Directors, consummation of a reorganization, merger, consolidation, sale of a substantial portion of corporate assets, or shareholder approval of a liquidation or dissolution of Sunoco, subject, in each case, to certain exceptions. Section 280G provides that where payments to a disqualified individual that are contingent on a change in control exceed three times the individual’s annualized compensation for the previous five taxable years (the “base amount”), then the deduction of all such compensation contingent on a change in control is disallowed to the extent that it exceeds the base amount (“excess parachute payment”). Payments from the CIC Plan, SERP, Pension Restoration Plan and LTPEP II may be made contingent on a change in control. Section 4999 of the Code imposes a tax equal to 20% of the amount of any excess parachute payment on the recipient of the payment. Under the terms of the CIC Plan, the recipient of an excess parachute payment will be grossed up by an amount that will result in the receipt of the same after-tax payments as if the Section 4999 tax did not apply. Had a change in control occurred on December 31, 2006, based on current estimated payments, none of the NEOs would be subject to the deduction disallowance rules of Section 280G.

In the event of a change in control, a Deferred Compensation and Benefits Trust (the “Trust”) may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and other arrangements, including the CIC Plan, the Pension Restoration Plan, SERP and the Indemnification Agreements entered into with the NEOs (and other key executives and other management personnel) (see page 79). Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

The following table reflects the estimated additional payments to the NEOs in the event of an involuntary termination in the event of a change in control. The estimates are based on the following assumptions:

➢	The involuntary termination in the event of a change in control occurred on December 31, 2006;

➢	The price of Sunoco stock is the closing price on December 29, 2006 (last business day of December 2006 which was $62.36 per share); and

➢	Pension lump sum values based on interest rate of 4.69%.

The total amounts in the table below include severance, additional qualified and non-qualified pension benefits, outstanding CSUs and unvested stock options that would vest on an accelerated basis (as described above).

Involuntary Termination—Change in Control

Estimated Additional Payments

Name	Severance ($)	Additional Pension Benefits ($)	Accelerated Options[1] ($)	Accelerated Performance- Based CSUs ($)	280G Excise Tax and Gross-Up ($)	Total ($)

J. G. Drosdick	11,340,000	0	0	12,244,386	0	23,584,386

J. H. Maness	3,750,000	1,444,199	0	3,505,879	0	8,700,078

T. W. Hofmann	3,495,000	347,889	0	3,020,718	0	6,863,607

C. K. Valutas	2,802,000	251,024	0	2,417,697	0	5,470,721

M.H.R. Dingus	2,721,303	274,930	0	2,062,869	0	5,059,102

R. W. Owens	3,287,250	3,693,093	0	2,790,610	0	9,770,953

B. G. Fischer	2,802,000	581,051	0	2,422,062	0	5,805,113

NOTE TO TABLE:

[1]

As of December 31, 2006, the exercise price of the outstanding unvested stock options (and associated limited rights) was greater than the then market price of Sunoco common stock, thus the stock options were out-of-the-money.

DIRECTORS’ COMPENSATION

Director Compensation in 2006

The following table reflects the compensation earned by each independent director during fiscal year 2006. The CEO receives no additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)[4]	Total ($)

R. J. Darnall[5]	123,527	100,000	—	—	—	14,180	237,707

U. O. Fairbairn[5]	115,152	100,000	—	—	—	17,920	233,072

T. P. Gerrity[5]	112,152	100,000	—	—	—	24,243	236,395

R. B. Greco	115,027	100,000	—	—	—	28,501	243,528

J. P. Jones, III	33,887	64,655				208	98,750

J. G. Kaiser[5]	111,652	100,000	—	—	—	17,722	229,374

R. H. Lenny[6]	35,799	0	—	—	—	52,273	88,072

R. A. Pew	109,027	100,000	—	—	—	12,271	221,298

G. J. Ratcliffe[5]	138,652	100,000	—	—	—	28,281	266,933

J. W. Rowe	97,027	100,000	—	—	—	10,156	207,183

J. K. Wulff	109,027	100,000	—	—	—	9,948	218,975

NOTES	TO TABLE:

[1]

Directors are permitted to defer all or a portion of their fees under the Director Deferred Compensation Plans (described below). The directors that deferred all or a portion of their cash fees during 2006: were: U.O. Fairbairn; R.B. Greco; J. P. Jones, III; R.H. Lenny; G. J. Ratcliffe; J. W. Rowe; and J.K. Wulff. R.J. Darnall, T.P. Gerrity, J.G. Kaiser and R.A. Pew elected not to defer their cash retainers or fees. See footnote 2 regarding aggregate amounts deferred by the directors outstanding as of December 31, 2006. For Mr. Lenny’s deferral information, see footnote 6 to this Table below.

[2]

The amount in this column is the dollar value of the Annual Restricted Share Credit provided to each director, which is automatically deferred, and the Retainer Stock award, which the directors may either take in stock or elect to defer in share units. The amount reflects the value of the shares on the date of grant. In 2006, the Annual Restricted Share Credit was $60,000; and the Retainer Stock award was $40,000 for the individuals who were directors for the entire year. Messrs. Darnall, Jones, Ratcliffe, Rowe and Wulff, and Ms. Greco elected to defer their Retainer Stock in 2006. Ms. Fairbairn and Messrs. Gerrity, Kaiser and Pew elected to not defer the Retainer Stock award in 2006 and received shares.

As of December 31, 2006, each director had the following aggregate number of share units accumulated in an account for their years of service as a result of the involuntary deferral of the Annual Restricted Share Credit under the Director Deferred Compensation Plans, including share units for the dividend equivalents applied to the accounts: R.J. Darnall—7,843; U.O. Fairbairn—6,134; T.P. Gerrity—24,474; R.B. Greco—9,899; J.P. Jones, III—467; J.G. Kaiser—18,757; R.A. Pew—11,763; G.J. Ratcliffe—9,899; J.W. Rowe—2,853; and J.K. Wulff—2,443.

As of December 31, 2006, the directors had the following aggregate number of share units accumulated in an account for their years of service as a result of voluntary deferrals of the Retainer Stock awards, cash retainers and/or fees, under the Directors Deferred Compensation Plans, including share units for the dividend equivalents applied to the accounts: R. J. Darnall–7,215; U.O. Fairbairn–13,326; R.B. Greco–21,678; J.P. Jones, III–828; G.J. Ratcliffe–17,354; J.W. Rowe–9,107; and J.K. Wulff–7,826.

NOTES TO TABLE: (CONTINUED)

For those directors who have not deferred their Retainer Stock awards, the number of shares received and outstanding are included in the Directors’ & Officers’ Ownership of Sunoco Stock Table on page 27 of this proxy statement. Further, the share units in the deferred accounts referred to in footnote 2 above are also included in the Ownership Table.

[3]

LTPEP II, as adopted, allowed for stock options to be awarded to directors. Stock options were awarded in May 2001 and May 2002 as part of the directors’ annual compensation package. At the time of the 2001 and 2002 awards, the exercise price was $18.20 and $17.62, respectively (as adjusted for the stock split in August 2005). In 2003, the Company discontinued granting stock options to the independent directors. Currently, three independent directors have outstanding stock options: U. O. Fairbairn–3,332; R. B. Greco–6,492; and J. G. Kaiser–6,492.

[4]

The amounts in this column include dividend equivalents earned on deferred compensation during 2006 (which are also included in the deferred share unit balances described in footnote 2 above); and imputed income realized due to spousal travel on the Company aircraft for Messrs. Darnall, Gerrity, Kaiser, Pew, Ratcliffe, and Wulff and Ms. Fairbairn.

[5]	These individuals were chairs of committees during 2006.

[6]

Mr. Lenny did not stand for re-election at the May 2006 annual meeting. Those amounts that he deferred while he was a director were converted to cash units under the Director Deferred Compensation Plans in May 2006. The aggregate amount accumulated in 2006 in both the involuntary and voluntary deferred accounts, including dividend equivalents, was 16,116 share units.

Compensation Philosophy:    Sunoco’s Board of Directors believes that the compensation program for Sunoco’s independent directors should be designed to attract experienced and highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. The Governance Committee of the Board engages a third-party compensation consultant each year to advise it as to the “best practices” and emerging trends in director compensation. The compensation consultant, Pearl Meyer & Partners, also benchmarks Sunoco’s director compensation compared to the Sunoco’s peer group, the oil industry generally and general industry data. Directors are compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of Sunoco’s shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. The following table summarizes the current compensation program for Sunoco’s independent directors.

Directors’ Compensation Program Table

Type of Compensation	Value

Annual Retainer (Cash Portion)	$65,000

Annual Retainer (Stock-Based Portion)	$40,000

Annual Restricted Share Credit under Directors’ Deferred Compensation Plan	$60,000

TOTAL (excluding Committee Chair Retainer, Committee Chair Fee, and meeting fees)	$165,000

Annual Retainer for Committee Chair	$5,000

Committee Chair Fee (per meeting attended for which a director serves as chair)	$500

Board or Committee Attendance Fee (per meeting attended)	$2,000

A fee of $2,000 per day is also paid in cash for special meetings (e.g., strategic planning meetings, facility visits, annual meeting of shareholders). In 2006, the Board approved an increase in the cash portion of the annual retainer, and the directors received a pro-rated amount. The Annual Restricted Share Credit is deferred. The directors may defer their retainers and meeting fees.

Directors’ Deferred Compensation Plan I and II:    The Directors’ Deferred Compensation Plan I (previously, Directors’ Deferred Compensation Plan) and the Directors’ Deferred Compensation Plan II (“Plan I” and “Plan II”, respectively) permit independent directors to defer a portion of their compensation. Plan I was amended in response to the American Jobs Creation Act of 2004 and the requirements of Section 409A of the Code, and covers deferrals of compensation earned before January 1, 2005. No deferrals may be made under Plan I with respect to compensation earned after December 31, 2004. Plan II is effective for deferrals of compensation earned after December 31, 2004. Payments of compensation deferred under the Plans are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. Cash units accrue interest at a rate set annually by the Board of Directors and which is based on Sunoco’s cost of borrowing. In 2006, the interest rate was 5.5%. A share unit is treated as if it was invested in shares of Sunoco common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. The Plans also provide for the annual crediting of restricted share units, which is a portion of the directors’ compensation package.

Directors’ Retainer Stock Plan:    The Retainer Stock Plan for independent directors allows for the payment of a portion of the independent directors’ annual retainer in stock. The retainer is granted to each director after the annual meeting. Any shares issued are restricted, prohibiting the transfer or sale of such shares for one year from the date of issue.

Long-Term Performance Enhancement Plan II:    LTPEP II provides that stock option awards under the plan may be made to independent directors of the Company. The stock options generally have a ten-year term and are exercisable two years after the date of grant. The purchase price payable upon exercise of an option will not be less than the fair market value of a share of Sunoco common stock on the date the option is granted. The purchase price may be paid in cash or in shares of common stock. In 2003, the Company discontinued granting stock options to the Company’s independent directors.

The Directors’ Retainer Stock Plan and LTPEP II, which are equity compensation plans, were approved by the shareholders.

Directors’ Deferred Compensation and Benefits Trust:    In the event of a change in control, the Directors’ Deferred Compensation and Benefits Trust (the “Directors’ Trust”) may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and arrangements, including Plan I and Plan II. Assets held by the Directors’ Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Business Expenses:    The directors are reimbursed for their business expenses related to their attendance at Sunoco meetings, including room, meals and transportation to and from board and committee meetings (e.g., commercial flights, trains, cars and parking). When traveling on Sunoco business, a director may occasionally be accompanied by his or her spouse. At times, a director may travel to and from Sunoco meetings on Sunoco corporate aircraft. Directors are also reimbursed for attendance at qualified third-party director education programs.

Directors’ Stock Ownership Guidelines:    Each independent director is expected to own Sunoco common stock with a market value equal to at least five times the total annual retainer. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held under Plan I and Plan II. New directors are allowed a five-year phase-in period to comply with the guidelines. As of December 31, 2006, all independent directors were in compliance with the guidelines.

Directors’ & Officers’ Indemnification Agreements

Sunoco’s bylaws require that Sunoco indemnify its directors and officers, to the extent permitted by Pennsylvania law, against any costs, expenses (including attorneys’ fees) and other liabilities to which they may become subject by reason of their service to Sunoco. Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.

By Order of the Board of Directors,

Ann C. Mulé

Chief Governance Officer, Assistant General Counsel and Corporate Secretary

Philadelphia, PA

March 9, 2007

Sunoco, Inc.

Visit our web site

http://www.SunocoInc.com

Your Vote is Important!

You can vote in one of three ways:

OPTION 1:

Vote by Telephone - Call 1-877-290-2604 using a touch-tone telephone to transmit your voting instructions. Have your proxy card in hand and then follow the instructions. Telephone voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, May 2, 2007.*

Call on a touch-tone telephone 1-877-290-2604 anytime. There is no charge for this call.

OPTION 2:

Vote by Internet - Access http://www.ivselection.com/sunoco. Have your proxy card in hand when you access the web site and follow the instructions. Internet voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, May 2, 2007.*

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.
OPTION 3:	Vote by Mail - If you do not wish to vote using a touch-tone telephone or the Internet, please complete, sign, date and return the proxy card below in the envelope provided.*

Whichever method you choose, please vote promptly.

*  In order to allow the SunCAP Trustee adequate time to vote the shares held in that plan, voting instructions from SunCAP participants must be received no later than 9:30 a.m. Eastern U.S. Time on Tuesday, May 1, 2007.

Fold and Detach Here	Fold and Detach Here

Sunoco, Inc. 1735 Market Street Suite LL Philadelphia, PA 19103-7583	THIS PROXY AND VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNOCO, INC. FOR THE MAY 3, 2007 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

The undersigned appoints J. G. DROSDICK and A.C. MULE´ and each of them, with full power of substitution, as proxies and attorneys-in-fact (the “Proxies”) to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2007 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). For additional explanatory information, see the “Questions and Answers” section of the accompanying proxy statement.

SIGNATURE	SIGNATURE	DATED

Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title. If stock is jointly owned, each joint owner should sign.

CONTINUED ON REVERSE SIDE

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the manner designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR proposals (1) and (2). SunCAP shares will be voted in accordance with the terms of that plan.

The Board of Directors unanimously recommends a vote FOR proposals (1) and (2).

(1)	Election of a Board of Directors:
				FOR All	WITHHOLD From
01 - R. J. Darnall	04 - T. P. Gerrity	07 - J. G. Kaiser	10 - J. W. Rowe	Nominees	All Nominees
02 - J. G. Drosdick	05 - R. B. Greco	08 - R. A. Pew	11 - J. K. Wulff	Listed	Listed
03 - U. O. Fairbairn	06 - J. P. Jones, III	09 - G. J. Ratcliffe		☐	☐

FOR all nominees, except vote withheld from the following nominee(s), if any:

(2) Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2007:	☐ FOR ☐ AGAINST ☐ ABSTAIN

☐	Please check ONLY if you plan to attend the 2007 Annual Meeting. Admission tickets are required and will be mailed to you.

☐	Please check if you have multiple shareholders in your household and want to consent to receive only one set of the annual report and proxy statement. Your consent will remain effective, and will apply to future annual meeting materials, until revoked. (See the 2007 Proxy Statement, Question 13).

☐	Please check if you consent to access future annual reports and proxy statements electronically via the Internet instead of receiving them in the mail. Your consent will remain effective, and will apply to future annual meeting materials, until revoked.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.